EXHIBIT (c)(i)

Consolidated Financial Statements of the Registrant

QUEENSLAND TREASURY CORPORATION

ANNUAL REPORT 2013-14

VISION
Securing Queensland’s financial success
MISSION
To deliver optimal financial outcomes through sound funding and financial risk management
VALUES
We are focused on our clients We are passionate about Queensland We value and respect our people We are collaborative and seek continuous improvement Above all else, we value integrity

As the Queensland Government’s central financing authority, Queensland Treasury Corporation (QTC) plays a pivotal role in securing the State’s financial success.

With a focus on whole-of-State outcomes, QTC provides a range of financial services to the State and its public sector entities, including local governments. These services include debt funding and management, cash management facilities, financial risk management advisory services, and specialist public finance education.

DEBT FUNDING AND MANAGEMENT

QTC borrows funds in the domestic and global markets in the most cost-effective manner and in a way that minimises liquidity risk and refinancing risk. QTC achieves significant economies of scale and scope by issuing, managing and administering the State’s debt funding.

QTC works closely with Queensland’s public sector entities, including local governments, to assist them to effectively manage their financial transactions, minimise their financial risk and achieve the best financial solutions for their organisation and the State.

CASH MANAGEMENT FACILITIES

QTC assists the State’s public sector entities to make the best use of their surplus cash balances within a conservative risk management framework. It offers overnight and fixed-term facilities and a managed short-term fund.

FINANCIAL RISK MANAGEMENT ADVISORY SERVICES

QTC offers a range of financial risk management advisory services to clients, including:

▪	support to ensure financial risks are identified and effectively managed

▪	advice on financial and commercial considerations

▪	expertise in financial transactions and structures

▪	project management support to deliver key fiscal outcomes, and

▪	collaboration with the financial markets and private sector institutions.

SPECIALIST PUBLIC FINANCE EDUCATION

QTC offers a range of education and training courses that complements its products and advisory services and allows it to share its specialist financial, commercial, treasury management and risk management expertise with clients. Courses are developed and delivered by QTC’s experienced professionals and industry experts.

CONTENTS

Queensland Treasury Corporation	1

Letter of Compliance	2

Key Performance Highlights	3

Five-Year Business Summary	4

Chairman’s & Chief Executive’s Report	6

Corporate Performance Report	8

Corporate Governance	11

Investor Report	16

Financial Statements	20

Appendices	61

QUEENSLAND TREASURY CORPORATION     ANNUAL REPORT 2013–14      1

23 September 2014
The Honourable Tim Nicholls MP
Treasurer and Minister for Trade
GPO Box 611
Brisbane Qld 4001

Dear Treasurer

I am pleased to present the Annual Report 2013-14 and financial statements for Queensland Treasury Corporation.

I certify that this Annual Report complies with:

▪   the prescribed requirements of the Financial Accountability Act 2009 and the   Financial and Performance Management Standard 2009, and

▪   the requirements set out in the Annual Report requirements for Queensland   Government agencies.

A checklist outlining the annual reporting requirements will be available on our website immediately following the tabling of this report in Parliament. Sincerely Gerard Bradley Chairman

LEVEL 6, 123 ALBERT STREET, BRISBANE QUEENSLAND AUSTRALIA 4000 GPO BOX 1096, BRISBANE QUEENSLAND AUSTRALIA 4001 T: 07 3842 4600 † F: 07 3221 4122 † QTC.COM.AU

2      QUEENSLAND TREASURY CORPORATION     ANNUAL REPORT 2013–14

Key performance highlights

■	Raised $11.1 billion to meet the State’s funding requirements, issuing two new benchmark-sized floating rate notes to complement existing fixed rate benchmark bonds

■	Declared a dividend of $120 million to Government

■	Generated savings for the State and clients of $152 million through portfolio management, funding strategy execution and debt management advice

■	Managed QTC’s Capital Guaranteed Cash Fund, which outperformed its benchmark, the UBS Australian Bank Bill Index, by 0.80 percentage points, and was ranked first in the CPG Research & Advisory Pty Ltd performance report

■	Completed 122 significant advisory assignments for clients, helping them meet their individual objectives in relation to the Government’s reform agenda, as well as improve their business-as-usual outcomes

■	Trained more than 700 employees from 50 public sector organisations through QTC’s targeted and tailored education program

■	Maintained a mature, strong and well-understood risk management culture and firmly established enterprise-wide risk management program as the foundations for all corporate activities

■	Appointed to conduct the pre-work and preliminary due diligence activities for the Government’s proposed assets transactions initiative

■	Seconded specialist staff to the Government’s Projects Queensland office to deliver key infrastructure for the State

■	Continued the implementation of an integrated suite of HR programs to enhance the agility, capability, capacity and engagement of QTC’s workforce

QUEENSLAND TREASURY CORPORATION     ANNUAL REPORT 2013–14      3

Five-year business summary

	FINANCIAL YEAR 2009-10	FINANCIAL YEAR 2010-11	FINANCIAL YEAR 2011-12	FINANCIAL YEAR 2012-13	FINANCIAL YEAR 2013-14

FINANCIAL

CAPITAL MARKETS OPERATIONS

OPERATING STATEMENT ($000)

Interest from onlendings	4 062 092	3 107 472	7 799 422	2 743 084	6 376 784

Interest from other investments	1 216 538	1 187 360	1 628 002	786 825	537 661

Other Income	110 344	96 426	107 233	123 871	132 628

Interest on borrowings	4 901 512	4 071 085	9 204 636	3 156 860	6 641 909

Interest on deposits	195 413	189 027	178 982	169 696	172 946

Profit before income tax	243 510	66 831	54 965	238 795	133 685

Income tax expense	34 074	20 874	8 056	15 911	14 465

Profit for the year	209 436	45 957	46 909	222 884	119 220

BALANCE SHEET ($000)

Total assets	74 385 172	79 576 098	90 196 362	100 439 101	100 798 745

Total liabilities	73 839 889	79 134 858	89 708 213	99 728 068	100 088 492

Net assets	545 283	441 240	488 149	711 033	710 253

CLIENT

SAVINGS FOR CLIENTS ($M)

Savings due to portfolio management and debt management advice and execution	-18.8	10.3	6.3	319.6	151.7

LOANS TO CLIENTS

Loans ($000)	55 113 222	59 452 522	72 289 635	79 118 832	85 609 405

Number of onlending clients	275	238	205	188	174

PERFORMANCE AGAINST BENCHMARK (% PA)

Floating Rate Debt Pool	0.21	0.21	0.21	0.22	0.14

3 Year Debt Pool	-0.07	0.02	-0.06	0.22	-0.10

6 Year Debt Pool	-0.08	0	-0.10	0.42	-0.20

9 Year Debt Pool	-0.07	-0.01	-0.10	0.37	-0.22

12 Year Debt Pool	-0.08	-0.02	-0.13	0.35	-0.18

15 Year Debt Pool	-0.05	-0.01	-0.11	0.37	-0.2

MANAGED FUNDS

Deposits ($000)	4 660 960	5 562 013	5 077 143	6 127 695	5 477 942

Number of depositors	207	194	190	193	187

PERFORMANCE AGAINST BENCHMARK (% PA)

Cash Fund	0.36	0.50	0.59	0.86	0.80

4      QUEENSLAND TREASURY CORPORATION     ANNUAL REPORT 2013–14

	FINANCIAL YEAR 2009-10	FINANCIAL YEAR 2010-11	FINANCIAL YEAR 2011-12	FINANCIAL YEAR 2012-13	FINANCIAL YEAR 2013-14

FINANCIAL MARKETS

Debt outstanding# ($000)	68 885 406	73 224 097	84 268 842	93 274 588	94 026 880

QTC AUD bonds (includes global bonds & FRNs) on issue at face value ($000)	61 424 032	65 688 324	73 184 241	80 026 930	80 603 375

QTC BOND RATES (% AT 30 JUNE)

Guaranteed by the Australian and Queensland governments

14 June 2011	4.60	-	-	-	-

16 April 2012	4.67	4.80	-	-	-

14 August 2013	4.86	4.88	3.08	2.71	2.52

14 October 2015	5.17	5.10	3.19	2.81	2.79

14 September 2017	5.36	5.27	3.56	3.33	3.13

14 June 2019	5.48	5.46	3.76	3.75	3.43

14 June 2021	5.59	5.59	3.92	4.16	2.52

Guaranteed by the Queensland Government only

23 April 2012	-	4.89	-	-	-

21 August 2013	-	5.02	3.17	2.71	-

21 November 2014	5.26	5.18	3.27	2.70	2.53

21 October 2015	-	5.30	3.54	2.97	2.60

21 April 2016	5.49	5.34	3.68	3.18	2.65

21 September 2017	-	-	-	3.57	2.95

21 February 2018	-	5.56	4.05	3.67	3.03

21 June 2019	-	-	-	4.02	3.28

21 February 2020	5.77	5.74	4.34	4.20	3.38

21 June 2021	-	-	4.47	4.47	3.62

21 July 2022	-	5.85	4.54	4.64	3.75

21 July 2023	-	-	-	4.83	3.91

22 July 2024	-	5.93	4.70	4.90	3.97

14 March 2033	5.79	6.03	4.70	5.32	4.09

QTC CAPITAL-INDEXED BOND RATES (% AT 30 JUNE)

August 2030	3.39	3.26	2.56	2.93	2.01

AVERAGE BASIS POINT MARGIN OF QTC AUD BONDS

Guaranteed+ by both Australian and Queensland governments

Commonwealth bonds	40	29	82	39	11

Swap	-13	-23	-9	-2	-14

Guaranteed+ by the Queensland Government only

Commonwealth bonds	64	49	122	69	31

Swap	11	-4	38	27	2

CORPORATE

Number of employees (full-time equivalent)	170	186	213	224	217

Administration expenses ($000)	34 519	42 523	68 674	57 159	64 095

+	Following the Australian Government’s announcement on 25 March 2009 to offer a temporary guarantee to the states for AUD issuance, QTC applied on 17 September 2009 to take up the guarantee on all AUD benchmark bond lines for maturities ranging from 2011 to 2021. The guarantee offer expired on 31 December 2010.

#	QTC holds its own stock and these holdings have been excluded from the debt outstanding figures.

QUEENSLAND TREASURY CORPORATION     ANNUAL REPORT 2013–14      5

Chairman’s and

Chief Executive’s report

As conditions settled in the global financial markets, lowering uncertainty and volatility to post-crisis lows, and the Queensland Government continued the implementation of its primary fiscal objectives, Queensland Treasury Corporation (QTC) successfully funded the State’s borrowing program, contributed to many of the State’s priority projects, and provided significant whole-of-State benefits.

FUNDING OBJECTIVES MET

Buoyed by lower levels of volatility in the financial markets and the State’s progress towards fiscal reform, 2013-14 saw QTC bond spreads compress to pre-financial crisis levels for short- and mid-curve bonds, with a number of new investors attracted to QTC bonds.

QTC raised $11.1 billion to fund its borrowing program with the launch of a new 2025 benchmark bond in April 2014, and two benchmark-sized floating rate notes with maturities in 2016 and 2017, and driven by investor demand. This was supplemented with short-term issuance, which was maintained with an average of $5 billion on issue throughout the year.

On the cash management side, QTC’s Capital Guaranteed Cash Fund outperformed its benchmark, the UBS Bank Bill Index, by 0.80 percentage points and was ranked first in the CPG Research & Advisory Pty Ltd performance report, providing QTC’s clients with strong returns.

QTC’s long-standing commitment to openness and transparency continued, with its investor relationship program delivered in partnership with the domestic and global banks of its Fixed Income Distribution Group to enhance existing market relationships and attract new investors.

OPERATING RESULT POSITIVE

For the 2013-14 year, QTC recorded an operating profit after tax from its capital markets operations of $119.2 million (2012-13: $222.9 million) primarily due to fair value accounting gains associated with the management of QTC’s funding task and balance sheet.

QTC borrows in advance of requirements to ensure public sector entities have ready access to funding when required, to reduce the risk associated with refinancing maturing loans, and for liquidity management purposes. As a consequence of market changes, realised and unrealised accounting gains or losses may be recorded during the year which, depending on whether these transactions are held to maturity, may be reversed in subsequent accounting periods.

Separate from QTC’s capital markets operations, the long-term assets operations recorded a profit of $3,128.0 million (2012-13: $990.3 million). This segment comprises the investments that fund the State’s defined benefit superannuation and other long-term employee obligations.

Managed by QIC, these obligations were transferred to QTC by the Queensland Government under an administrative arrangement in 2008; in return, QTC issued the State with fixed-rate notes that provide a fixed rate of return. While QTC bears the fluctuations in the value and returns on the asset portfolio, there is no cash flow effect for QTC. Any losses incurred by this segment have no impact on QTC’s capital markets activities or its ability to meet its obligations.

6      QUEENSLAND TREASURY CORPORATION     ANNUAL REPORT 2013–14

WHOLE-OF STATE CONTRIBUTION PRIORITISED

QTC supported the Government’s central agencies with their implementation of its fiscal reform agenda, with the:

▪	completion of the first stage of the Government’s proposed asset transactions, which are subject to a mandate from Queensland voters at the 2015 election

▪	secondment of staff to enable Treasury’s Projects Queensland office to deliver some of the State’s most significant infrastructure projects, and

▪	enhancement of the financial and risk management capabilities of Government agencies through a range of education and training initiatives.

CLIENT ADVISORY INCREASED

In the year under review, QTC prioritised the delivery of its collaborative, value-adding assignments for the State’s public sector, increasing the breadth of assignments and agencies. Assignments helped deliver cost-effective social housing and public schools; assess EOIs for several major developments; plan for the introduction of the NDIS; and support councils to deliver financially sustainable services to their communities.

The positive outcomes generated by these activities saw a continuing lift in clients’ sentiment towards QTC and perception of its ability to add value through advisory work.

TWO BOARD MEMBERS FAREWELLED

QTC farewelled two Board members—Neville Ide, whose resignation was effective 1 July 2014, and Gillian Brown, whose resignation was effective 21 August 2014—with best wishes and sincere thanks for their significant contributions to QTC over the years.

LOOKING AHEAD

In 2014-15, with its talented and committed staff, QTC will make the most of the global opportunities for bond issuance to cost-effectively fund Queensland’s infrastructure requirements; maintain its operational focus on improving efficiency and ensuring prudent risk management; and continue its partnership with Government to deliver fiscal reform and secure the State’s financial success.

G P BRADLEY
Chairman

P C NOBLE
Chief Executive

QUEENSLAND TREASURY CORPORATION     ANNUAL REPORT 2013–14      7

Corporate performance report

FUNDING THE STATE

In 2013-14, QTC raised $11.1 billion to fund the State’s borrowing program. The borrowing program was reduced by $1 billion following the Government’s mid-year fiscal and economic update in December 2013, as a result of better operating performance in the general government sector, lower borrowing requirements across Government, and the deployment of surplus liquidity.

The majority of term debt funding was raised through public issuance using a variety of methods including syndicated primary transactions, taps and online tenders. For the first time since 2011, QTC issued floating rate notes (two maturities) in response to investor demand.

QTC’s Australian dollar benchmark bonds remained the cornerstone of its funding activities and in April, QTC lengthened the profile of its curve by issuing a new benchmark bond line maturing in 2025. This line was issued with 144A capability and, as a result, a number of US-based investors participated in the primary transaction.

In the period under review, QTC delivered a lower borrowing cost for the State, as bond spreads narrowed significantly; contracting, on average over the year, by 0.40 percentage points against Australian Government bonds and 0.30 percentage points to the benchmark swap rate.

In addition to providing its clients with a lower cost of funds, QTC also used its financial markets expertise to reduce transaction costs by further aligning debt issuance with client drawdowns, and to provide quality assurance of the risk analysis and pricing for public private partnerships.

QTC continued to offer a range of products that enabled clients to maximise the value of their surplus funds. This past year, QTC’s Capital Guaranteed Cash Fund outperformed its benchmark, the UBS Australian Bank Bill Index, by 0.80 percentage points and was ranked number one in the CPG Research & Advisory Pty Ltd performance report.

FINANCIAL ADVICE FOR THE STATE’S PUBLIC SECTOR

In the year under review, QTC completed a broad range of financial advisory assignments to assist clients and the State in addressing financial risk management issues and delivering meaningful whole-of-State outcomes that contribute to the achievement of the Government’s fiscal priorities and objectives, including:

▪	the Logan Renewal Initiative for the Department of Housing and Public Works, to assist with the cost-effective delivery of social housing throughout south- east Queensland

▪	the development of new funding arrangements for the Department of Environment and Heritage Protection and the Department of Natural Resources and Mines to secure mine rehabilitation

▪	the development of a financial model to assist Queensland Treasury and Trade with the introduction of the National Disability Insurance Scheme

▪	the representation of the interests of the State’s energy sector through the provision of detailed submissions to the review of the National Energy Rules, to inform and influence the Australian Energy Regulator’s determination, the outcomes of which will result in a significant reduction in refinancing risk for the State, and

▪	the completion of 30 credit reviews of Government-owned corporations and local governments for Queensland Treasury and Trade and other shareholding departments to support their funding determinations.

In addition, QTC provided significant support for the Projects Queensland initiative within Queensland Treasury and Trade, with the secondment of 14 specialist staff. QTC employees within Projects Queensland are leading the evaluation and procurement of some of the State’s most important infrastructure and service delivery initiatives to achieve value-for-money outcomes, deliver projects within tight time frames, and enable an appropriate transfer of risk to the private sector.

8      QUEENSLAND TREASURY CORPORATION     ANNUAL REPORT 2013–14

QTC was also appointed to conduct the pre-work and preliminary due diligence activities for the Government’s proposed assets transactions initiative; the ‘Strong Choices Draft Plan’, which proposes to sell some assets, lease others and introduce an innovative option of private sector participation. While the Government will seek a mandate from Queensland voters at its next election before any divestment occurs, the completion of this work will help ensure that transactions are able to be completed in a timely manner, should the Government be given the mandate to proceed.

QTC’s role in equipping clients with specialist financial knowledge and capabilities was expanded during the year, with the development and implementation of a range of new financial education courses tailored to meet the strategic needs of clients and support the Government’s renewal and contestability initiatives.

In 2013-14, more than 700 employees from more than 50 of its client organisations participated in QTC’s targeted and tailored education program. QTC is now working with the Public Service Commission’s Commission of Audit (CoA) Implementation Team to develop and implement a financial skills training strategy for the Queensland Government workforce, as recommended by the CoA.

CORPORATE RISK MANAGEMENT AND EFFICIENCY

QTC’s mature, strong and well-understood risk management culture is supported by its firmly established enterprise-wide risk management program, and provides the foundation for all corporate activities.

In the year under review, QTC implemented an assurance framework for internal controls, identifying the organisation’s most important internal controls across all functions. The framework provides for periodic assurance from management—as well as independent assurance providers, such as internal audit—that each control is operating effectively.

Significant progress was also made towards the improvement of our tools and applications for managing market risk, credit risk and collateral for derivative transactions. This included initiatives to centralise market risk data to ensure data consistency across reports and improved visibility of business logic, which has further increased QTC’s capability to measure market risk.

QTC’s managed its portfolio market risk exposures, including interest rate, foreign exchange and counterparty risk, within Board-approved risk parameters. It also managed its financial markets risks in line with industry best practice and Basel Committee recommendations. In line with its internal and external policies, QTC continues to hold a portfolio of diverse, liquid financial securities to meet the State’s liquidity requirements.

In the year under review, significant priority was placed on the identification and implementation of opportunities to improve the efficiency and effectiveness of operations.

Planning is also underway for the longer-term strategy to ensure sustainability in our products, processes and systems, with a particular focus on the opportunities available in the changing technology environment. To support this, QTC restructured its information technology team to better enable it to respond to QTC’s corporate requirements, and established a division to ensure that all change initiatives align with QTC’s strategic and corporate direction and to provide support for the successful implementation of change projects.

QUEENSLAND TREASURY CORPORATION     ANNUAL REPORT 2013–14      9

TARGETING AN AGILE, RESULTS-FOCUSED WORKFORCE

The focus on entrenching a high-performance culture within the organisation continued, centred on activities to enhance the agility, capability, capacity and engagement of QTC’s workforce. With a KPI to ensure a positive trend, staff engagement rose to 60 per cent, an increase of eight percentage points on last year and three percentage points above target. The result was supported by leaders championing the organisational agenda and by all employees participating in action workshops to remove barriers and develop solutions.

A number of initiatives to support the achievement of a high performance culture were delivered, including:

▪	A Talent, Succession and Promotions framework was introduced with the objective of retaining, developing and most effectively deploying key talent. Succession planning focused on developing strong talent pipelines for key leadership and business-critical roles.

▪	A Leadership Development Program was delivered, enhancing leaders’ skills in conducting high-performance conversations and coaching. In parallel, accountability and responsibility was pushed down through the organisation through a review of HR policies, to enable greater delegation, and empowerment in decision making, for our leaders.

▪	A cross-organisation learning and development council was established to guide the delivery of technical and transferable skill training.

▪	QTC’s inaugural employee recognition program—the Chief Executive’s Awards—was launched.

▪	A new remuneration framework, along with updated position descriptions, was implemented to foster high performance. The new framework is more transparent, easier to understand and more effective in driving robust performance conversations.

▪	Strategic workforce planning was undertaken to forecast future demand for resourcing and capability mix across the business.

QTC continued its practice of regularly reviewing and updating its policies and procedures to comply with changes in the legislative and regulatory environment and to ensure employees have access to avenues through which to raise concerns, including an internal grievance process. QTC employees are employed under individual employment agreements, which adhere to the legislated provisions of the Fair Work Act 2009.

Workforce profile	FY 2013-14

Full-time equivalent staff	217

Permanent retention rate	85.96%

Permanent separation rate	14.25%

Permanent average tenure	6.67 years

10      QUEENSLAND TREASURY CORPORATION     ANNUAL REPORT 2013–14

Corporate governance

QTC is committed to maintaining high standards of corporate governance to support its strong market reputation and ensure that organisational goals are met and risks are monitored and appropriately addressed. QTC’s corporate governance practices are continually reviewed and updated in line with industry guidelines and standards.

QTC AND ITS BOARDS

QTC was established by the Queensland Treasury Corporation Act 1988 (the QTC Act) as a corporation sole (ie, a corporation that consists solely of a nominated office holder). The Under Treasurer of Queensland is QTC’s nominated office holder.

QTC has delegated its powers to its two boards:

▪	the Queensland Treasury Corporation Capital Markets Board (the Board), which was established in 1991 and manages all of QTC’s operations except those relating to certain superannuation and other long-term assets, and

▪	the Long Term Asset Advisory Board, which was established in July 2008 and advises in relation to certain superannuation and other long-term assets that were transferred to QTC from Queensland Treasury on 1 July 2008.

QTC Capital Markets Board

QTC and the Capital Markets Board have agreed the terms and administrative arrangements for the exercise of the powers that have been delegated to the Board by QTC (as the corporation sole).

The Board operates in accordance with its charter, which sets out its commitment to various corporate governance principles and standards, the roles and responsibilities of the Board and its members (based on its delegated powers), and the conduct of meetings. The charter provides that the role and functions of the Board include:

▪	overseeing QTC’s operations, including its control and accountability systems

▪	developing and monitoring QTC’s strategic and corporate plans, operational policy and yearly budget

▪	monitoring and measuring financial and operational performance

▪	monitoring and measuring organisational and staff performance

▪	monitoring key risks and risk management processes, and

▪	ensuring that QTC’s compliance is appropriate for an organisation of its type.

The Board holds monthly meetings (except in January) and may, whenever necessary, hold additional meetings.

Board appointments

The Board comprises directors who are appointed by the Governor-in-Council, pursuant to section 10(2) of the QTC Act, with consideration given to each Board member’s qualifications, experience, skills, strategic ability and commitment to contribute to QTC’s performance and achievement of its corporate objectives. QTC’s Board is entirely constituted of non-executive directors.

Conflict of interest

Board members are required to monitor and disclose any actual or potential conflicts of interest. Unless the Board determines otherwise, a conflicted Board member may not receive any Board papers, attend any meetings or take part in any decisions relating to declared interests.

Performance and remuneration

To ensure continuous improvement and to enhance overall effectiveness, the Board conducts an annual assessment of its performance as a whole. Board members’ remuneration is determined by the Governor in Council (details are disclosed in QTC’s financial statements).

Board committees

The Board has established three committees, each with its own terms of reference, to assist it in overseeing and governing various QTC activities.

Accounts and Audit Committee

The Accounts and Audit Committee has responsibility for the:

▪	adequacy and effectiveness of internal controls, including for the prevention of fraud

▪	integrity of financial statements

▪	adequacy and effectiveness of compliance monitoring, and

▪	audit effectiveness.

The Accounts and Audit Committee must have at least three members and meet at least four times a year.

QUEENSLAND TREASURY CORPORATION ANNUAL REPORT 2013–14 11

During the year the Accounts and Audit Committee recommended the adoption of the half year and annual financial statements, reviewed external and internal audit reports and the progress in implementing the recommendations from those reports, and reviewed the Queensland Audit Office’s Client Service Plan and QTC’s Internal Audit Plan.

As required by the Audit Committee Guidelines: Improving Accountability and Performance issued by Queensland Treasury, QTC’s Accounts and Audit Committee has observed its terms of reference and has had due regard to the Audit Committee Guidelines.

Human Resources Committee

The Human Resources Committee has responsibility for:

▪	the appropriateness of any new or amended human resources policy

▪	the framework for, and review of, employee remuneration and performance, and

▪	employment terms and conditions.

The Human Resources Committee must have at least two members and meet at least four times a year. The Human Resources Committee has observed its terms of reference.

Funding and Markets Committee

In February 2014, the Funding & Markets Committee reviewed its Terms of Reference. The amendments reflect the refocus of the Committee away from an operational review of funding and pool performance towards a focus on assisting the Board to consider the performance and risk management of QTC’s funding and markets activities.

The core responsibilities of the Committee is to assist the Board by making recommendations about the policy to enhance the performance and management of risk in the areas of funding accessibility (including liquidity), and pool performance and to support QTC’s risk appetite with a focus on effectiveness and performance.

The Committee must have at least three members and meet at least four times a year. The Funding and Markets Committee has observed its terms of reference.

	Board	Accounts & Audit Committee	Funding & Markets Committee	Human Resources Committee

Meetings held	11	6	4	4

Gerard Bradley	11	-	3	4

Alex Beavers	8	-	-	2

Stephen Bizzell	11	6	3	-

Gillian Brown*	11	-	4	-

Tonianne Dwyer	11	-	-	4

Neville Ide**	10	6	4	-

Bill Shields	11	6	-	-

*Gillian Brown resigned from the QTC Board on 20 August 2014.

**Neville Ide resigned from the QTC Board on 30 June 2014.

LONG TERM ASSET ADVISORY BOARD

The Long Term Asset Advisory Board (LTAAB) was established in July 2008, following the transfer of certain superannuation and other long-term assets from Treasury to QTC (primarily for reasons relating to market volatility).

The LTAAB has power delegated from QTC to:

▪	manage the sufficiency of the funding of the long-term assets

▪	set investment objectives and strategies for the long-term assets

▪	set the appropriate investment structure for the long-term assets, and

▪	monitor investment performance of the long-term assets.

The LTAAB holds meetings at least four times per year and held five in the year under review.

The LTAAB members are appointed by the Governor in Council, pursuant to section 10(2) of the QTC Act.

The members of LTAAB are:

Name	Position

Under Treasurer	Chairperson

Chief Executive, QSuper	Member

Chief Executive, QTC	Member

State Actuary	Member

Assistant Under Treasurer	Member

Assistant Under Treasurer	Member

Deputy Under Treasurer	Member

The LTAAB has observed its terms of reference.

12      QUEENSLAND TREASURY CORPORATION     ANNUAL REPORT 2013–14

AUDITORS

In accordance with the provisions of the Auditor-General Act 2009, the Queensland Audit Office is the external auditor for QTC. The Queensland Audit Office has the responsibility for providing Queensland’s Parliament with assurances as to the adequacy of QTC’s discharge of its financial and administrative obligations.

QTC has an independent Internal Audit function that was outsourced to KPMG for the 2013-2014 financial year, and is outsourced to Ernst and Young for the 2014-2015 financial year. Internal Audit reports to the Accounts and Audit Committee. Internal audit is conducted under an Internal Audit Charter that is consistent with the relevant audit and ethical standards. The role of internal audit is to support QTC’s corporate governance framework by providing the Board (through the Accounts and Audit Committee) with:

▪	assurance that QTC has effective, efficient and economical internal controls in place to support the achievement of its objectives, including the management of risk, and

▪	advice with respect to QTC’s internal controls and business processes.

Internal Audit is responsible for:

▪	developing an annual audit plan, based on the assessment of financial and business risks (based on QTC’s approved significant risks and internal workshops) aligned with QTC’s strategic goals and objectives, and approved by the Accounts and Audit Committee

▪	providing regular audit reports and periodic program management reports to the management team and the Accounts and Audit Committee, and

▪	working constructively with QTC’s management team to challenge and improve established and proposed practices and to put forward ideas for process improvement.

In the year under review, KPMG completed its internal audits in accordance with the approved annual audit plan.

QTC has had due regard to Treasury’s Audit Committee guidelines, in establishing and supervising its outsourced internal audit function and, together with the Accounts and Audit Committee, in overseeing and monitoring the internal audit function.

In the 2013-14 financial year, the Queensland Audit Office (QAO) audited controls and conducted some substantive testing of QTC’s systems used to complete the half year and full year annual financial statements. The QAO raised five low-rated issues that have been considered by the Accounts and Audit Committee, and addressed.

RISK MANAGEMENT

QTC manages its risks within an enterprise-wide risk management framework (EwRM). The framework supports the achievement of QTC’s corporate strategies and objectives by providing assurance that QTC’s risks are being appropriately and effectively identified and managed, using a consistent and well-understood approach for evaluating and reporting risks.

As part of this framework, QTC periodically identifies its key or significant risks, which are reported to its Risk Management Team and to the Board through structured reporting processes.

QTC’s Chief Risk Officer is responsible for embedding QTC’s risk management policy and program in its business processes, to ensure a consistent organisation-wide approach to risk mitigation and an enhanced individual employee understanding of EwRM and what it means in their day-to-day work.

STRATEGY AND STRUCTURE

Our operating model links the strategy, culture, processes, people, leadership and systems of our organisation and outlines the key business processes we use to create value for our clients.

QTC’s organisational structure supports its operating model and achievement of the organisation’s strategies creating alignment throughout the organisation, linking appropriate staff expertise and accountabilities to the client value-creation process.

MANAGEMENT TEAM

The responsibility for the day-to-day operation and administration of QTC is delegated by the Board to the Chief Executive and the Executive Management Team. The Chief Executive is appointed by the Board. Executives are appointed by the Chief Executive. As with the Board, all Executive Management Team appointments are made on the basis of qualifications, experience, skills, strategic ability, and commitment to contribute to QTC’s performance and achievement of its corporate objectives.

QTC’s Executive Management Team 2013-14

Philip Noble	Chief Executive

Steven Tagg	Chief Operating Officer Executive General Manager, Corporate Services

Sandie Angus	Acting Executive General Manager, Business Services (from December 2013)

John Frazer	Executive General Manager, Business Services (to December 2013)

Rupert Haywood	Executive General Manager, Client Services

Richard Jackson	Executive General Manager, Funding and Markets

QUEENSLAND TREASURY CORPORATION     ANNUAL REPORT 2013–14      13

QTC BOARD MEMBERS 2013-14

GERARD BRADLEY
BComm, Dip Adv Acc , FCA, FCPA, FAICD, FAIM
Chairman
Appointed 10 May 2012
with tenure to 30 June 2016

Board Committees

▪	Member, Human Resources Committee

▪	Member, Funding and Markets Committee

Prior to his appointment as QTC’s Chairman, Mr Bradley was the Under Treasurer and Under Secretary of the Queensland Treasury Department, a position he held from 1998 to 2012. He was also a QTC Board member from 2000-2007.

Mr Bradley has extensive experience in public sector finance gained in both the Queensland and South Australian treasury departments. He was Under Treasurer of the South Australian Department of Treasury and Finance from 1996 to 1998, and of Queensland’s Treasury Department from 1995 to 1996. Mr Bradley held various positions in Queensland Treasury from 1976 to 1995, with responsibility for the preparation and management of the State Budget and the fiscal and economic development of Queensland. He is currently a Director and Chairman of Queensland Treasury Holdings Pty Ltd and related companies, and a Director of Echo Entertainment Group Ltd.

ALEXANDER BEAVERS
BComm, Dip Ec
Deputy Chairman
Appointed 1 September 2009
with tenure to 30 June 2015

Board Committees

▪	Member, Human Resources Committee

Alex Beavers was appointed Queensland’s Deputy Under Treasurer in June 2009. Prior to this appointment, he was Deputy Director-General, Policy, in the Department of the Premier and Cabinet, with responsibility for leading the Government’s policy coordination processes and managing policy advice preparation for the Premier.

Mr Beavers has also previously held the role of Assistant Under Treasurer with responsibility for Queensland’s fiscal strategy and taxation policy, as well as other senior roles within Queensland Treasury over the past 15 years.

STEPHEN BIZZELL BCom, MAICD

Appointed in February 2013
with tenure to 30 June 2015

Board Committees

▪	Member, Accounts and Audit Committee

▪	Member, Funding and Markets Committee

Stephen Bizzell is an experienced company director with skills in accounting, finance, risk management and commercial management. Mr Bizzell has more than 20 years’ corporate, finance and public company management experience in the resources, energy and financial services sectors with public companies in Australia and Canada. He was a co-founder and, for 12 years, executive director of coal seam gas company Arrow Energy Ltd and is Chairman of boutique corporate advisory and funds management group Bizzell Capital Partners Pty Ltd.

Mr Bizzell currently holds company directorships on a number of ASX listed boards including Armour Energy Ltd, Diversa Limited, Laneway Resources Ltd, Renascour Resources Ltd, Stanmore Coal Ltd, and Titan Energy Services Ltd.

GILLIAN BROWN
LLB (Hons), Grad Dip Applied Finance
and Investment, SIA
Appointed 1 July 2004;
resigned 20 August 2014

Board Committees

▪	Chair, Funding and Markets Committee

Gillian Brown has more than 25 years’ experience as a specialist finance lawyer and has gained extensive corporate, financing and major project experience. She is a partner of Minter Ellison Lawyers in Queensland, heading the finance practice, and is a past Chairman of that firm. Ms Brown’s principal areas of practice include corporate finance, investment and financial services, financial markets, project and infrastructure finance, and property finance.

Ms Brown has advised government bodies on a number of project and transactional arrangements and has an in-depth knowledge of the mechanics of government and its objectives. Ms Brown is a director of the Australian Rail Track Corporation Limited.

14      QUEENSLAND TREASURY CORPORATION     ANNUAL REPORT 2013–14

QTC BOARD MEMBERS 2013-14 CONTINUED

TONIANNE DWYER
B Juris (Hons), B Laws (Hons), GAICD
Appointed 14 February 2013
with tenure to 30 June 2015

Board Committees

▪	Chair, Human Resources Committee

Tonianne Dwyer is a lawyer by profession with a career of more than 25 years in international investment and finance in both executive management and board positions.

She has held senior roles with Harnbros Bank Limited and Societe Generale and was an Executive Director of Quintain Estates & Development PLC.

Ms Dwyer’s executive experience covers a broad range of sectors, including real estate investment and development, financial services, health and aged care, education, research and development, and media, including a role with the finance division of the UK Department of Health. She has extensive experience of financing social infrastructure and of leading teams on public private partnership bids. Her operational experience includes UK, Europe and Wall Street.

Ms Dwyer currently holds directorships on DEXUS Property Group, DEXUS Wholesale Property Fund, Cardno Limited and Metcash Ltd and is appointed to the Senate of the University of Queensland.

BILL SHIELDS
BEcon (Hons), MEc, MAICD
Appointed 1 July 2004
with tenure to 30 June 2015

Board Committees

▪	Chair Accounts and Audit Committee

Bill Shields has extensive experience in the banking and finance industry, as well as government policy advice, specialising in economics. His career responsibilities have included economic and financial market research in Australia and overseas, and the provision of analytical and strategic advice on the Australian financial system and monetary policy, Australia’s exchange rate arrangements and international financial developments, as well as oversight of energy markets in Australia, New Zealand and Singapore.

Mr Shields was previously Chief Economist and Executive Director of Macquarie Bank Limited (1987–2001), and he has also held positions with the Reserve Bank of Australia (1983–1985), the International Monetary Fund (1973–75 and 1977–83), and the Australian Treasury. He was a Visiting Professor at the Macquarie Graduate School of Management of Macquarie University from 2001-09 and has recently taught at the Australian Catholic University in Brisbane. He is currently a director of the Sydney Anglican Schools Corporation and is Chair of its Education and Strategic Development Committee.

NEVILLE IDE
BBus, MCom, FCPA, FAICD
Appointed 1 July 2011;
resigned 30 June 2014

Board Committees

▪	Member, Accounts and Audit Committee

▪	Member, Funding and Markets Committee

Neville Ide has more than 30 years’ experience in the financial services industry, predominantly banking and insurance; his most recent executive position was as Suncorp Metway Group’s Treasurer. He has extensive commercial experience in liquidity management, debt funding, capital management and balance sheet structuring.

From 2010, Mr Ide has served on a number of boards and provided financial risk management advisory services. He is also a non-executive director of RACQ Insurance Ltd, Queensland Motorways Pty Limited, Queensland Police Credit Union Ltd and Public Trust Office Investment Board.

QUEENSLAND TREASURY CORPORATION     ANNUAL REPORT 2013–14      15

Investor report

QTC has an intrinsic link with the State of Queensland, as all of its obligations with regard to debt securities and derivatives are unconditionally guaranteed by the Treasurer of Queensland on behalf of the State Government.

Since 1988, QTC has funded the Queensland Government’s public sector capital works programs and remains an important part of Queensland’s economic growth story. QTC continues to maintain a high-quality asset portfolio of public sector loans and investments, with a loan portfolio covering 174 Government clients – all underpinned by Queensland’s AA+/Aa1 credit rating.

YEAR IN REVIEW

In December 2013, QTC revised its original $12.1 billion 2013-14 estimated borrowing program down to $11.1 billion as a result of better operating performance in the general government sector, lower borrowing requirements across government and the deployment of surplus liquidity. The target borrowing program was achieved by 30 June 2014, with funds borrowed from global markets used to refinance maturing debt, as well as meet the new funding requirements of QTC’s clients–Queensland Government public sector entities–for their additional capital expenditure requirements.

In the Australian fixed income sector, QTC outperformed its peers with a significant narrowing of bond spreads over the year. On average, spreads contracted by 0.40 percentage points compared to Australian Government bonds and 0.30 percentage points to the benchmark swap rate.

To lengthen QTC’s debt maturity profile, and provide investors with a maturity in each calendar year out to 2025, QTC issued $1 billion of a new AUD denominated benchmark bond maturing in July 2025. A further $1 billion was tapped via syndication a month following the primary issuance. Investors viewed both of these public issues favourably, evidenced by the diversity of investor type and geographic distribution. Having US Rule 144A capability imbedded into QTC’s AUD domestic benchmark bond program continues to see an increased participation from the US market in primary market issuances.

While AUD benchmark bonds remain the cornerstone of QTC’s funding program, QTC also issued two benchmark-sized floating rate notes maturing in 2016 and 2017 respectively in response to investor demand for floating rate note instruments at the shorter end of the curve. These were the first floating rate instruments QTC had issued since 2011, and by year-end, aggregate outstandings were valued at more than $4 billion.

To complement its term debt issuance, QTC also maintained approximately $5 billion of commercial paper outstandings throughout the year under its Domestic Treasury-Note and US and Euro Commercial Paper programs.

In August, more than $4 billion of QTC term debt matured in both the benchmark bond program and QTC’s Australian Government Guaranteed bonds.

QTC’s Fixed Income Distribution Group (FIDG) comprising fourteen global and domestic banks act as QTC’s intermediaries in debt capital markets by supporting secondary market activity, as well as primary market issuance. As in previous years, QTC continued to work closely with its FIDG members to broaden its global investor base to support liquidity across its benchmark lines. Turnover of benchmark bonds during the year increased from the previous period.

QTC values its diverse, global investor base, estimating that almost half of its investors are domiciled in offshore jurisdictions. To help market participants stay up-to-date with QTC’s funding activities, investors can now subscribe to receive quarterly funding updates, market announcements for all public issues, as well as relevant market information about Queensland and QTC.

16      QUEENSLAND TREASURY CORPORATION     ANNUAL REPORT 2013–14

CREDIT RATINGS

In 2013-14, Queensland/QTC maintained its Aa1/P1/ Negative and AA+/A-1+/Stable credit ratings from Moody’s Investors’ Service and Standard & Poor’s respectively. In June 2014, both rating agencies affirmed their ratings following the 2014-15 Queensland State Budget release.

QTC’s credit ratings (as at 30 June 2014)

	Long-term	Short-term	Outlook

LOCAL CURRENCY

Moody’s	Aa1	P1	Negative

Standard & Poor’s	AA+	A-1+	Stable

FOREIGN CURRENCY

Moody’s	Aa1	P1	Negative

Standard & Poor’s	AA+	A-1+	Stable

AUSTRALIAN GOVERNMENT GUARANTEED

Moody’s	Aaa	N/A	Stable

Standard & Poor’s	AAA	N/A	Stable

AUD BENCHMARK BONDS

QTC continued to build its AUD yield curve during the year by issuing a new benchmark bond with US Rule 144A capability maturing in 2025.

Bond	Maturity	Coupon	Date issued	Amount issued at launch (AUD)

Q2025	21 July 2025	4.75%	2 April 2014	$1.0 billion

QTC AUD benchmark bonds, outstandings by maturity,

as at 30 June 2014

NON-BENCHMARK PUBLICLY ISSUED AUD BONDS

QTC issued two benchmark-sized floating rate notes maturing in 2016 and 2017.

FRN	Maturity	BBSW + margin	Date issued	Amount issued at launch (AUD)

2016	19 September 2016	3mBBSW + 8bp	19 September 2013	$ 1.2 billion

2017	06 March 2017	3mBBSW + 9bp	6 March 2014	$ 1.0 billion

Non-benchmark publicly issued AUD bonds,

outstandings by maturity as at 30 June 2014

* Australian Government Guaranteed

Note: The 20 August 2030 Capital Index Bond outstandings do not include indexation of $171.3 million. The 19 Sep 2016, 06 Mar 2017 and 19 Nov 2018 FRNs all carry 144A capability.

ABOUT THE AUSTRALIAN

GOVERNMENT GUARANTEE

In 2009 QTC accepted the offer of a guarantee from the Australian Government (in addition to the guarantee provided by the Queensland Government) as a result of the global economic and financial crisis. All remaining benchmark bond lines under this guarantee will remain covered until maturity or retirement. These bonds are rated Aaa/AAA by Moody’s Investors Service and Standard & Poor’s respectively. The Guarantee was closed to new issuance after 31 December 2010.

Through its Fixed Income Distribution Group, QTC offers investors the opportunity to switch Australian Government Guaranteed AUD bonds into equivalent AUD benchmark bonds. During the year, investors chose to switch $5 billion into QTC’s AUD benchmark bonds.

QUEENSLAND TREASURY CORPORATION     ANNUAL REPORT 2013–14      17

LIQUIDITY

▪	QTC is the largest sub-sovereign Australian fixed income issuer.

▪	QTC’s AUD benchmark bonds are its principal source of funding.

▪	QTC provides investors with a choice of 12 benchmark bonds, ranging in maturity from 2014 to 2025.

▪	QTC works closely with its Fixed Income Distribution Group to actively support secondary market activity in its bonds.

▪	Issuance is executed on a tap, tender, reverse enquiry, and/or syndication basis, depending on market conditions.

STRONG GLOBAL PARTNERSHIPS

DEDICATED DISTRIBUTION GROUP

QTC has dedicated dealer panels to ensure investors have choice and reliable access to trade in QTC’s debt securities.

QTC’s Fixed Income Distribution Group is committed to providing investors with two-way bond pricing in the secondary market, as well as supporting primary issuance activities.

QTC’s Fixed Income Distribution Group* comprises:

▪    ANZ Banking Group Limited

▪     Bank of America Merrill Lynch

▪    Barclays (withdrew 30 June 2014)

▪     BNP Paribas

▪    Citi

▪     Commonwealth Bank of Australia

▪    Deutsche Bank

▪     HSBC

▪    JP Morgan

▪     National Australia Bank Limited

▪    Nomura International plc

▪     RBC Capital Markets

▪    TD Securities

▪     UBS Investment Bank

▪    Westpac Banking Corporation

*Actual dealer entities may vary depending on the facility and location of the dealer. See Appendix D for contact details.

FUTURE FUNDING REQUIREMENTS

Following the release of Queensland’s 2014-15 State Budget on 3 June 2014, QTC announced its estimated 2014-15 borrowing program to be $13 billion: $8 billion term debt and approximately $5 billion of short-term debt (primarily commercial paper).

QTC expects to fund its term debt issuance by supporting liquidity in its benchmark bonds, which will continue to remain QTC’s principal source of funding. QTC will consider further issuance of floating rate notes, and issuance will be targeted to smooth the benchmark bond maturity profile.

Investors will again be offered the opportunity to switch Australian Government Guaranteed bonds into QTC’s AUD benchmark bonds guaranteed by the State of Queensland.

As part of the Queensland State Budget release, the Government announced a ‘Strong Choices Draft Plan’ of asset transactions – including sale, long-term leases and private sector participation.

The final plan is expected to be announced in September 2014 and the Government has indicated that this plan will form part of its policy agenda for the next State Government election expected in early 2015. The Government has made it clear that no assets will be sold or leased prior to a mandate being obtained at the election.

As a result, QTC’s 2014-15 borrowing program does not take into account any proceeds from potential asset transactions. QTC will continue to keep the market informed on any outcomes relating to the proposed asset transactions and impact on its funding requirements.

QTC’s 2014-15 term debt indicative borrowing program

AUD M*

New money

State (includes General Government and Government owned corporations)	3,800

Local Government and other entities#	900

Total new money	4,700

Net term debt refinancing	3,300

Total term debt requirement	8,000

*Numbers are rounded to the nearest $100 million.

#Other entities include: retail water entities, universities, grammar schools and water boards.

Note: Funding activity may vary depending upon actual client requirements, the State’s fiscal position and financial market conditions.

18      QUEENSLAND TREASURY CORPORATION     ANNUAL REPORT 2013–14

ACCESS TO FUNDING

Overview of funding facilities as at 30 June 2014

Facility		Size ($M)	Maturities	Currencies	On issue (AUD M)

Short-term	Domestic T-Note	Unlimited	7–365 days	AUD	2,164

	Euro CP	USD10,000	1–364 days	Multi-currency	1,573

	US CP	USD10,000	1–270 days	USD	752

Long-term	AUD Bond	Unlimited	12 benchmark lines: 2014–2025	AUD	64,928

			4 AGG* lines: 2015–2021	AUD	8,916

			Preferred line: 2033	AUD	800

			Capital Indexed Bond: 2030	AUD	834

			3 floating rate notes: 2014, 2016, 2017	AUD	4,422

	Global AUD Bond	AUD20,000	2 AGG* lines 2015 &2017 (transferrable to domestic bonds)	AUD	703

	Multi-currency Euro MTN	USD10,000	Any maturity subject to market regulations	Multi-currency	1,101

	Multi-currency US MTN	USD10,000	9 months – 30 years	Multi-currency	0

* Australian Government Guaranteed

FUNDING PRINCIPLES

CONSERVATIVE:	Balanced debt maturity profile supported by liquid reserves

PRUDENT:	Disciplined approach to financial risk management

TRANSPARENT:	Comprehensive, regular market updates

COMMITTED:	Valued long-term investor and intermediary relationships

AUSTRALIAN GOVERNMENT FISCAL SUPPORT

Australia is one of only eight countries globally rated AAA/ Aaa/AAA with a stable outlook from all three major credit ratings agencies.

The Australian Government provides explicit financial support to all Australian states and territories in the form of:

▪	the payment of grants under the principle of the Horizontal Fiscal Equalisation scheme, which seeks to reduce the revenue-raising and cost disparities between the Australian states and territories

▪	National Disaster Relief and Recovery Arrangements, which provides reimbursement for eligible costs for natural disasters, and

▪	the offer of a time-limited, voluntary guarantee over Australian state and territory borrowings from July 2009 to December 2010.

INFORMATION FOR INSTITUTIONAL INVESTORS

Core to its key funding principles, QTC is committed to being open and transparent with investors and its partners in the financial markets.

Through its website, QTC provides a range of information for investors on its various funding facilities and annual borrowing program. The website also hosts an analysts’ centre with information and links about Australia and Queensland to help investors gain a better understanding of:

▪	the different levels of government in Australia

▪	the forms of fiscal support the Australian Government provides to the states and territories

▪	relevant governance practices, legislation and polices

▪	financial data and budget information, and

▪	economic and trade data.

A digital version of QTC’s investor booklet is available for iPad users from the iTunes store.

QTC also offers investors the ability to subscribe to quarterly funding updates in English, Japanese, as well as Modern Chinese and Traditional Chinese.

Website: qtc.qld.gov.au/qtc/public/web/investors

Quarterly investor updates: Subscribe from the institutional investor section of the website

Analysts’ centre: qtc.qld.gov.au/qtc/public/web/investors/ analystcentre

Invest in QTC for iPad users: itunes.apple.com/au/app/ queensland-treasurycorporation/id539372974?mt=8&uo=4

Bloomberg ticker: qtc

Note: Investors with a US-based iTunes account do not have access to the Invest in QTC iPad application.

QUEENSLAND TREASURY CORPORATION     ANNUAL REPORT 2013–14      19

Financial

Statements

FOR THE YEAR ENDED 30 JUNE 2014

CONTENTS

Statement of comprehensive income	21

Balance sheet	22

Statement of changes in equity	23

Statement of cash flows	24

Notes to and forming part of the Financial Statements	25

Certificate of the Queensland Treasury Corporation	57

Independent auditor’s report	58

Management report	60

20      QUEENSLAND TREASURY CORPORATION     ANNUAL REPORT 2013–14

STATEMENT OF COMPREHENSIVE INCOME

FOR THE YEAR ENDED 30 JUNE 2014

	NOTE	2014 $000	2013 $000

CAPITAL MARKETS OPERATIONS

Net interest income

Interest income	4	6 914 445	3 529 909

Interest expense	4	(6 814 855)	(3 326 556)

		99 590	203 353

Other income

Fees	5	67 164	69 112

Lease income		49 983	48 321

Amortisation of cross border lease deferred income		14 322	6 438

Gain on sale of property, plant and equipment		1 159	-

		132 628	123 871

Expenses

Administration expenses	6	(64 095)	(57 159)

Depreciation on leased assets		(33 292)	(31 808)

Loss on sale of property, plant and equipment		-	(9)

Other expenses		-	26

		(97 387)	(88 950)

Share of associate’s net (loss)/profit		(140)	521

Loss on transfer of associate		(1 006)	-

		(1 146)	521

Profit from capital markets operations before income tax		133 685	238 795

Income tax expense	7	(14 465)	(15 911)

Profit from capital markets operations after income tax		119 220	222 884

LONG TERM ASSETS

Net return from investments in long term assets

Net change in fair value of unit trusts		5 386 325	3 370 042

Interest on fixed rate notes		(2 166 897)	(2 302 032)

Management fees		(91 471)	(77 662)

Profit from long term assets		3 127 957	990 348

Total net profit for the year after tax		3 247 177	1 213 232

Total comprehensive income attributable to the owner		3 247 177	1 213 232

Total comprehensive income derived from:

Capital markets operations	3	119 220	222 884

Long term assets	3	3 127 957	990 348

Total comprehensive income		3 247 177	1 213 232

The notes on pages 25 to 56 are an integral part of these financial statements.

Note: Throughout these financial statements the capital markets operations and the long term assets operations have been disclosed separately to distinguish between QTC’s main central treasury management role and its additional responsibilities following the transfer of the State’s superannuation and other long-term assets (refer notes 1 and 3).

QUEENSLAND TREASURY CORPORATION     ANNUAL REPORT 2013–14      21

BALANCE SHEET

AS AT 30 JUNE 2014

	NOTE	2014 $000	2013 $000

ASSETS

Capital markets operations

Cash		546	197

Receivables	8	4 384	3 568

Financial assets at fair value through profit or loss	9	14 698 901	20 194 045

Derivative financial assets	10	252 543	788 461

Onlendings	11	85 609 405	79 118 832

Property, plant and equipment	12	227 714	326 270

Investments accounted for using the equity method	29	-	1 407

Intangible assets	13	2 118	4 189

Deferred tax asset	7	3 134	2 132

		100 798 745	100 439 101

Long term assets

Financial assets at fair value through profit or loss	9	33 431 249	29 767 721

		33 431 249	29 767 721

Total Assets		134 229 994	130 206 822

LIABILITIES

Capital markets operations

Payables	14	148 167	27 218

Derivative financial liabilities	10	344 827	167 726

Financial liabilities at fair value through profit or loss

- Interest bearing liabilities	15	94 026 880	93 274 588

- Deposits	15	5 477 942	6 127 695

Other liabilities	16	90 676	130 841

		100 088 492	99 728 068

Long term assets

Financial liabilities at amortised cost	17	31 983 174	31 447 603

		31 983 174	31 447 603

Total Liabilities		132 071 666	131 175 671

Net Assets		2 158 328	(968 849)

EQUITY

Capital markets operations

Retained surplus		710 253	711 033

		710 253	711 033

Long term assets

Retained surplus/(deficit)		1 448 075	(1 679 882)

		1 448 075	(1 679 882)

Total Equity		2 158 328	(968 849)

The notes on pages 25 to 56 are an integral part of these financial statements.

22      QUEENSLAND TREASURY CORPORATION     ANNUAL REPORT 2013–14

STATEMENT OF CHANGES IN EQUITY

FOR THE YEAR ENDED 30 JUNE 2014

	NOTE	CAPITAL MARKETS OPERATIONS	LONG TERM ASSETS

		RETAINED SURPLUS $000	RETAINED SURPLUS $000	TOTAL EQUITY $000

Balance at 1 July 2012		488 149	(2 670 230)	(2 182 081)

Profit for the year		222 884	990 348	1 213 232

Balance at 30 June 2013		711 033	(1 679 882)	(968 849)

Balance at 1 July 2013		711 033	(1 679 882)	(968 849)

Profit for the year		119 220	3 127 957	3 247 177

Transactions with owners in their capacity as owners:
Dividends provided for or paid	31	(120 000)	-	(120 000)

Balance at 30 June 2014		710 253	1 448 075	2 158 328

The notes on pages 25 to 56 are an integral part of these financial statements.

QUEENSLAND TREASURY CORPORATION     ANNUAL REPORT 2013–14      23

STATEMENT OF CASH FLOWS

FOR THE YEAR ENDED 30 JUNE 2014

		2014	2013
	NOTE	$000	$000

CAPITAL MARKETS OPERATIONS

Cash flows from operating activities

Interest received from onlendings		4 181 238	3 995 758

Interest received from investments		807 729	988 338

Interest received - other		50 089	49 961

Fees received		66 934	68 975

GST paid to suppliers		(9 050)	(14 175)

GST refunds from ATO		10 048	17 021

GST paid to ATO		(6 355)	(6 236)

GST received from clients		6 357	6 250

Interest paid on interest-bearing liabilities		(4 442 515)	(4 006 685)

Interest paid on deposits		(172 857)	(169 177)

Administration expenses paid		(60 090)	(48 104)

Income tax paid		(15 635)	(8 588)

Net cash provided by operating activities	18	415 893	873 338

Cash flows from investing activities

Proceeds from sale of investments		35 689 977	40 610 160

Payments for investments		(30 471 584)	(43 718 896)

Net onlendings		(4 212 638)	(8 081 846)

Payments for property, plant and equipment		(11 245)	(74 150)

Payments for intangibles		(252)	(1 166)

Proceeds from sale of property, plant and equipment		4 595	13

Dividend received		261	491

Net cash provided by / (used in) investing activities		999 114	(11 265 394)

Cash flows from financing activities

Proceeds from interest-bearing liabilities		55 621 832	58 192 475

Repayment of interest-bearing liabilities		(56 386 648)	(48 850 999)

Net deposits		(649 842)	1 050 034

Net cash (used in) / provided by financing activities		(1 414 658)	10 391 510

Net increase / (decrease) in cash held		349	(546)

Cash at 1 July		197	743

Net cash at 30 June		546	197

LONG TERM ASSETS

No external cashflow is generated from the long term assets (refer notes 1 and 3).

The notes on pages 25 to 56 are an integral part of these financial statements.

24      QUEENSLAND TREASURY CORPORATION     ANNUAL REPORT 2013–14

NOTES TO AND FORMING PART OF THE FINANCIAL STATEMENTS

FOR THE YEAR ENDED 30 JUNE 2014

CONTENTS

1	General information	25
2	Summary of significant accounting policies	25
3	Segment reporting	28
4	Interest income and interest expense
	from capital markets operations	29
5	Fees	31
6	Administration expenses	31
7	Income tax expense	32
8	Receivables	32
9	Financial assets at fair value through profit or loss	33
10	Derivative financial assets and derivative financial liabilities	34
11	Onlendings	34
12	Property, plant and equipment	35
13	Intangible assets	36
14	Payables	36
15	Financial liabilities at fair value through profit or loss	37
16	Other liabilities	39
17	Financial liabilities at amortised cost	39
18	Notes to the statement of cash flows	40
19	Financial risk management	41
20	Fair value hierarchy	48
21	Concentrations of borrowings and deposits	49
22	Contingent liabilities	50
23	Leases	50
24	Commitments	51
25	Funding facilities	51
26	Related party transactions	52
27	Key management personnel	52
28	Auditor’s remuneration	54
29	Investment in joint venture entity	55
30	Investments in companies	56
31	Dividends	56
32	Events subsequent to balance date	56

1	GENERAL INFORMATION

Queensland Treasury Corporation (QTC) is constituted under the Queensland Treasury Corporation Act 1988 (the Act), with the Under Treasurer designated as the Corporation Sole under section 5 (2) of the Act.

QTC is the State’s central financing authority and corporate treasury services provider, with responsibility for providing debt funding, liability management, cash management and financial risk management advice to public sector clients. These services, which form part of QTC’s Capital Markets Operations segment, are undertaken on a cost-recovery basis with QTC lending at an interest rate based on its cost of funds and with the benefits/costs of liability and asset management being passed on to its clients being Queensland public sector entities. However QTC’s Capital Markets Operations can generate a profit largely reflecting the interest earned from the investment of its equity. In undertaking its Capital Markets activities, QTC maintains adequate capital to manage its risks.

QTC holds a portfolio of assets which were transferred to QTC by the State Government. These assets are the investments of QTC’s Long Term Assets segment and are held to fund superannuation and other long-term obligations of the State such as insurance and long service leave. In return, QTC has issued to the State fixed rate notes which has resulted in the State receiving a fixed rate of return on the notes, while QTC bears the impact of fluctuations in the value and returns on the asset portfolio (refer note 3).

The Long Term Asset Advisory Board is responsible for the oversight of the Long Term Assets which do not form part of QTC’s day-to-day Capital Markets Operations. The Long Term Assets are held in unit trusts managed by QIC Limited (QIC).

2	SUMMARY OF SIGNIFICANT
ACCOUNTING POLICIES

(a)  Basis of preparation

These general purpose financial statements for the year ended 30 June 2014 have been prepared in accordance with the requirements of the Financial Accountability Act 2009 and Australian Accounting Standards adopted by the Australian Accounting Standards Board.

Compliance with International Financial Reporting Standards: QTC’s financial statements comply with International Financial Reporting Standards (IFRS) as issued by the International Accounting Standards Board. While QTC is designated as a not-for-profit entity, the Corporation has elected to comply with the requirements of International Financial Reporting Standards as if it is a for-profit entity.

New accounting standards: A number of new and amended accounting standards were mandatory from 1 July 2013. The affected policies and standards including the impact on the financial statements are as follows:

▪	Principles of Consolidation - new standards AASB 10 Consolidated Financial Statements and AASB 11 Joint Arrangements. AASB 10 changes the definition of control based on the entity’s exposure to the rights and variability of returns through its power to direct the activities of an investee. AASB 11 requires joint ventures to be classified based on the contractual rights and obligations and where each party has rights to the net assets of the arrangement to be accounted for using the equity method. QTC has reviewed its investments in other entities and no adjustments to the carrying amounts in the financial statements were required.

▪	Revised AASB 119 Employee Benefits - AASB 119 has changed the way employee benefits are measured now requiring these to be based on when the amount is expected to be settled. Previously this was based on when the amount was due. The impact of this change is immaterial.

▪	AASB 13 Fair Value Measurement which is applicable for the first time this year establishes a single source of guidance for fair value measurement and disclosures about fair value. Other than additional disclosures, the application of AASB 13 does not have any material impact on the amounts recognised in the financial statements.

▪	AASB 2011-4 Amendments to Australian Accounting Standards to Remove Individual Key Management Personnel Disclosure Requirements has removed the specific requirements for reporting individual key management personnel disclosures.

▪	AASB 7 Financial Instruments: Disclosures regarding the right to offset and related arrangements (such as collateral requirements) for financial instruments under an enforceable master netting arrangement or similar arrangements. This has added new financial risk management disclosures (refer note 19).

Standards and interpretations not yet adopted: Certain new accounting standards have been published that are not mandatory for the current reporting period. The Corporation’s assessment of the impact of material changes from these standards and interpretations are set out below.

Effective for annual periods beginning on or after 1 January 2017:

▪	AASB 9 Financial Instruments will replace AASB 139 Financial Instruments: Recognition and measurement. The new standard specifies new recognition and measurement requirements for financial assets within the scope of AASB 139. The amendments require financial assets to be measured at fair value through profit or loss unless they meet the criteria for amortised cost measurement. For financial liabilities, AASB 9 has largely adopted the recognition and measurement criteria currently contained in AASB 139. One key difference is in relation to the recognition of “own credit” movements for liabilities measured at fair value. Under the revised standard, any change in fair value attributable to an entity’s own credit risk is to be shown in other comprehensive income, not as part of profit or loss. An exemption applies to entities which have offsetting risk profiles which allows QTC to measure both financial assets and financial liabilities at fair value through profit or loss. Therefore this is not expected to change the current practice of measuring changes in fair value movements of financial instruments through profit or loss.

Other than as noted above, the adoption of various Australian Accounting Standards and Interpretations on issue but not yet effective is not expected to have a material impact on the financial statements of the Corporation. However, the pronouncements may result in changes to how information is currently disclosed.

Basis of measurement: The financial statements are prepared on the basis of fair value measurement of assets and liabilities except where otherwise stated.

Functional and presentation currency: These financial statements are presented in Australian dollars, which is QTC’s functional currency.

QUEENSLAND TREASURY CORPORATION     ANNUAL REPORT 2013–14      25

Classification of assets and liabilities: The balance sheet is presented on a liquidity basis. Assets and liabilities are presented in decreasing order of liquidity and are not distinguished between current and non-current.

(b)  Investment in joint venture entity

QTC’s investment in Local Government Infrastructure Services Pty Ltd (LGIS) was accounted for using the equity method in the financial statements. Under the equity method, the share of the profits or losses of the joint venture is recognised in the statement of comprehensive income, and the share of movement in equity is recognised in the balance sheet. Investments in joint venture entities are carried at the equity accounted amount adjusted for the realisable value where the asset is held for sale (refer note 29). At 1 July 2014, QTC transferred its shares in LGIS to Local Government Association of Queensland for nominal consideration. QTC has written down its investment in LGIS at 30 June 2014 to reflect the assets recoverable value at that date.

(c)  Investments in other companies

Investments in other companies are accounted for at cost (refer note 30). The principal activity of QTC’s main investment company, Queensland Treasury Holdings Pty Ltd (QTH), is to act as a corporate vehicle through which the Queensland Government undertakes activities of strategic importance to the State.

Queensland Treasury and Trade holds a 60 per cent beneficial interest in QTH. The remaining 40 per cent is held by QTC for and on behalf of the Under Treasurer as Corporation Sole of QTC.

QTC does not apply the equity method to its investment in QTH as it does not have power over the entity, exposure or rights to variable returns or power to affect those returns.

(d)  Foreign currency

Foreign currency transactions are initially translated into Australian dollars at the rate of exchange applying at the date of the transaction. At balance date, amounts payable to and by QTC in foreign currencies have been valued using current exchange rates after taking into account interest rates and accrued interest.

Exchange gains/losses are brought to account in the statement of comprehensive income.

(e)  Cash

Cash assets include only those funds held at bank and do not include money market deposits.

(f)  Financial assets and financial liabilities

Recognition and derecognition: Financial assets and financial liabilities are recognised in the balance sheet when QTC becomes party to the contractual provisions of the financial instrument which is the settlement date of the transaction.

A financial asset is derecognised when the contractual rights to the cash flows from the financial assets expire or are transferred and no longer controlled by QTC.

A financial liability is removed from the balance sheet when the obligation specified in the contract is discharged, cancelled or expires.

Measurement: Financial assets and liabilities at fair value through profit or loss are measured at fair value by reference to quoted market exit prices when available. If quoted market prices are not available, then fair values are estimated on the basis of pricing models or other recognised valuation techniques with consideration for the effect of counterparty credit.

Fair value is the amount for which an asset could be exchanged or liability settled between knowledgeable, willing parties in an arm’s length transaction.

QTC uses mid-market rates as the basis for establishing fair values of quoted financial instruments with offsetting risk positions. In general, the risk characteristics of funds borrowed, together with the financial derivatives used to manage interest rate and foreign currency risks, closely match those of funds onlent. In all other cases, the bid-offer spread is applied where material.

Financial liabilities at amortised cost are measured using the effective interest method. The effective interest method is a method of calculating the amortised cost of a financial instrument and allocating the interest income or interest expense over the relevant period. In this way, interest is recognised in the statement of comprehensive income in the period in which it accrues.

Classification: Financial instruments on initial recognition are classified into the following categories:

•	Onlendings

•	Derivative financial instruments

•	Financial assets at fair value through profit or loss

•	Financial liabilities at fair value through profit or loss, and

•	Financial liabilities at amortised cost.

QTC’s accounting policies for significant financial assets and financial liabilities are listed below.

Onlendings: Onlendings, with the exception of loans to cooperative housing societies, are included in the balance sheet at market or fair value which is the redemption value. Loans to cooperative housing societies are based on the balance of each housing society’s loans to its members adjusted where necessary for a specific provision for impairment (refer note 2 (t)).

Derivative financial instruments: QTC uses derivative financial instruments to hedge its exposure to interest rate, foreign currency and credit risks as part of asset and liability management activities. In addition they may be used to deliver long term floating rate or long term fixed rate exposure. In accordance with its treasury policy, QTC does not hold or issue derivative financial instruments for speculative purposes.

All derivatives are carried as assets when fair value is positive and as liabilities when fair value is negative.

Financial assets at fair value through profit or loss: Financial assets at fair value through profit or loss include financial assets held for Capital Markets Operations and investments held in unit trusts (Long Term Assets).

▪	Financial assets – Capital Markets Operations Financial assets – Capital Markets Operations, include investments in money market deposits, discount securities, semi-government bonds and floating rate notes. Unrealised gains and losses are brought to account in the statement of comprehensive income.

▪	Investments in unit trusts – Long Term Assets Investments in unit trusts consist of investments held and managed by QIC and include cash, Australian equities, international equities and other diversified products (refer note 9). These investments are measured at market value based on the hard close unit price quoted by QIC adjusted for fees outstanding on the account and net of any GST recoverable.

Financial liabilities at fair value through profit or loss: Financial liabilities at fair value through profit or loss include interest-bearing liabilities and deposits. Unrealised gains and losses are brought to account in the statement of comprehensive income.

▪	Interest-bearing liabilities Interest-bearing liabilities mainly consist of Australian and overseas bonds. Australian bonds include QTC’s domestic, capital indexed and public bonds. Overseas bonds include global bonds and Eurobonds. Global bonds are Australian dollar denominated bonds issued overseas.

▪	Deposits Client deposits are accepted to either the Working Capital Facility (11AM Fund) or the QTC Cash Fund. Income derived from the investment of these deposits accrues to depositors daily. The amount shown in the balance sheet represents the market value of deposits held at balance date.
Collateral held and securities which are sold under agreements to repurchase are disclosed as deposits.

Financial liabilities at amortised cost: Financial liabilities at amortised cost consist of fixed rate notes issued to the State Government in exchange for a portfolio of assets (Long Term Assets). The fixed rate notes are initially recognised at par value, which equated to the fair value of the financial assets acquired. Deposits and withdrawals can be made from the notes based on changes in the State Government’s long-term liabilities. The notes have a term of 50 years. Interest on the fixed rate notes is capitalised monthly and the rate is reviewed annually.

(g)  Collateral

QTC enters into a range of transactions with counterparties which require the lodgement of collateral subject to agreed market thresholds. Where these thresholds are exceeded, QTC may be required to either pledge assets to, or be entitled to receive pledged assets from, the counterparty to secure these transactions. The assets pledged or received are primarily in the form of cash.

(h)  Settlement date accounting

Purchases and sales of financial assets and liabilities at fair value through profit or loss are recognised on settlement date. QTC accounts for any change in the fair value of the asset to be received or the liability issued during the period between the trade date and settlement date in the same way as it accounts for the acquired asset or liability.

(i)  Offsetting financial instruments

QTC offsets financial assets and liabilities where there is a legally enforceable right to set-off, and there is an intention to settle on a net basis or to realise the asset and settle the liability simultaneously (refer note 19).

(j)  Repurchase agreements

Securities sold under agreements to repurchase at an agreed price are retained within the financial assets at fair value through profit or loss category while the obligation to repurchase is disclosed as a deposit.

(k)  Lease arrangements

Leases in which a significant portion of the risks and rewards of ownership are retained by the lessor are classified as operating leases. Operating leases, in which QTC is the lessee, are expensed on a straight line basis over the term of the lease. Leases where QTC has substantially all the risks and rewards of ownership are classified as finance leases. Finance leases are capitalised at the lease inception based on the present value of the minimum lease payments. The finance cost is charged to profit or loss over the lease period (refer note 23).

26 QUEENSLAND TREASURY CORPORATION ANNUAL REPORT 2013–14

(l)  Lease income

Lease income from operating leases where QTC is the lessor is recognised as income on a straight line basis over the lease term.

(m)  Cross border leases – income recognition

The portion of the cross border lease income received which is regarded as an advisory fee for the transaction is recognised on receipt. The balance of income received is deferred and amortised over the term of each lease.

(n)  Interest income and interest expense

The recognition of investment income and borrowing costs includes net realised gains/losses from the sale of investments (interest income) and the preredemption of borrowings (interest expense) together with the net unrealised gains/losses arising from holding investments and certain onlendings (interest income) and net unrealised gains/losses from borrowings (interest expense). These unrealised gains/losses are a result of revaluing to market daily.

The majority of onlendings are provided to clients on a pooled basis. Interest costs are allocated to clients based on the daily movement in the market value of the pool.

(o)  Fee income

Management fee income represent income earned from the management of QTC’s onlendings and deposits and is recognised on an accrual basis when the service has been provided. Asset and liability management fee income integral to the yield of an originated financial instrument is recognised proportionately over the period the product is provided.

(p)  Net change in fair value of investments in unit trusts

Changes in the net market value of investments are recognised in the period in which they occur. The net market value is based on the closing unit redemption price and includes both realised and unrealised movements, net of allowances for costs expected to be incurred in realising these investments. Distributions are reinvested into the trusts.

(q)  Profits/losses

Unless otherwise determined by the Governor in Council, the Queensland Treasury Corporation Act 1988 requires that all profits shall accrue to the benefit of the State Consolidated Fund and all losses shall be the responsibility of the State Consolidated Fund.

(r)  Property, plant and equipment

Property, plant and equipment are measured at cost less accumulated depreciation and accumulated impairment losses. Costs are recognised where asset values exceed $5,000 and include expenditure that is directly attributable to the acquisition of the asset. Depreciation is calculated on a straight line basis over the estimated useful life of the assets. Where depreciation relates to plant and equipment held to generate lease revenue, depreciation expenditure has been classified separately in the statement of comprehensive income as depreciation on leased assets.

Depreciation rates for each class of asset are as follows:

ASSET CLASS	DEPRECIATION RATE

Land	0%

Information technology & office equipment	6 – 40%

Plant and machinery	10 – 30%

The assets’ residual values, useful lives and depreciation methods are reviewed and adjusted, if appropriate, at each financial year end.

Derecognition: An item of property, plant and equipment is derecognised upon disposal or when no further future economic benefits are expected from its use. Any gain or loss arising on derecognition of the asset (calculated as the difference between the net disposal proceeds and the carrying amount of the asset) is included in the statement of comprehensive income in the year the asset is derecognised.

(s)  Intangible assets

Software: Acquired computer software licences are capitalised on the basis of the costs incurred to acquire and bring to use the specific software. These costs are amortised over their estimated useful lives which are between two and five years.

Costs associated with the development of internally generated software are capitalised only when the designated project is technically and commercially feasible and is expected to generate future economic benefits to QTC. The expenditure capitalised comprises all directly attributable costs including some labour costs. All other costs associated with the development of software are expensed as incurred. Following initial recognition of the development expenditure as an asset, the asset is carried at cost less accumulated amortisation and impairment losses. Amortisation of the asset begins when the development is complete and the asset is available for use.

Computer software development costs recognised as assets are amortised on a straight-line basis over the period of expected benefit, which is usually between three and five years.

(t)  Impairment

The carrying values of non-financial assets are reviewed at each reporting date or where there is an indication of impairment. Where an asset is no longer expected to provide substantial service potential or there are significant reductions in the capabilities, functions or intended use, the asset is written down to its recoverable amount. For the purpose of impairment testing, assets are grouped by the lowest level of cash-generating unit applicable with impairment losses recorded in the statement of comprehensive income.

(u)  Income tax

QTC is exempt from the payment of income tax under section 50-25 of the Income Tax Assessment Act 1997 (as amended).

QTC makes a payment in lieu of income tax to the Queensland Government’s Consolidated Fund. The calculation of the income tax liability is based on the income of certain activities controlled by QTC’s Capital Markets Operations. No income tax is payable on the Long Term Assets.

In calculating the payment in lieu of income tax expense, tax effect accounting principles are adopted for income received and expenses paid in relation to the management and administration of clients’ borrowings and deposits as well as for advisory services and structured finance transactions. For all other QTC operations on which a payment in lieu of income tax is made, tax effect accounting principles are not applied.

Deferred income tax is provided in full, using the liability method, on all temporary differences arising between the tax bases of assets and liabilities and their carrying amounts in the financial statements.

Deferred income tax liabilities are recognised for all taxable temporary differences arising from prepayments of expenditure of QTC. Deferred income tax assets are recognised for deductible temporary differences arising from lease incentives, accruals of expenditure, employee benefits and depreciation charged on property, plant and equipment.

QTC’s controlled and jointly controlled entities are defined as State and Territory bodies under section 24AO of the Income Tax Assessment Act 1936 and as a consequence, are exempt from Commonwealth tax under section 24AM of this Act.

(v)  Employee benefits

A liability is recognised for benefits accruing to employees in respect of salaries, annual leave, long service leave and short-term incentives based on the amount expected to be paid where there is a present or constructive obligation to pay this amount as a result of past service and the obligation is capable of being measured reliably. These are measured on an undiscounted basis where the amounts are expected to be paid within the next 12 months. For amounts where the payment date is expected to exceed 12 months such as long service leave, future pay increases are projected and then discounted using a high quality bond rate.

Salaries, short-term incentives, annual and long service leave unpaid at reporting date are recognised as a liability and include related on-costs such as payroll tax, worker’s compensation premiums and employer superannuation contributions. As sick leave is non-vesting, this is recognised as and when this leave is taken.

(w)  Rounding

Amounts have been rounded to the nearest thousand dollars except for note 25, which is rounded to the nearest million dollars, and notes 27 and 28, which are in whole dollars.

(x)  Comparative figures

Where necessary, comparative figures have been adjusted to conform with changes in presentation in the current year.

(y)  Judgements and assumptions

The preparation of the financial statements requires the use of accounting estimates. The areas involving a higher degree of judgement or complexity, or areas where assumptions or estimates may be significant to the financial statements are shown below:

Fair value of financial assets and financial liabilities: Financial assets and financial liabilities at fair value through profit or loss are measured at fair value by reference to quoted market prices where available. The fair value of financial instruments that are not traded in an active market is determined by reference to market quotes for similar instruments or by use of valuation techniques. Judgement may be needed in selecting valuation methods or assumptions where an active market quote is not available.

Estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognised in the period in which the estimate is revised and in any future period affected.

QUEENSLAND TREASURY CORPORATION ANNUAL REPORT 2013–14 27

NOTES TO AND FORMING PART OF THE FINANCIAL STATEMENTS

FOR THE YEAR ENDED 30 JUNE 2014

3	SEGMENT REPORTING

An operating segment is identified where QTC engages in a business activity where separate financial information is evaluated regularly by the chief operating decision makers in deciding how to allocate resources.

Revenue and expenses directly associated with each business segment are included to determine their result. The accounting policies for each operating segment are applied consistently.

The results from QTC’s operating segments are shown below:

SEGMENT REVENUE AND EXPENSES	FOR THE YEAR ENDED 30 JUNE 2014			FOR THE YEAR ENDED 30 JUNE 2013

	Capital markets operations $000	Long term assets $000	Total $000	Capital markets operations $000	Long term assets $000	Total $000

Income

Interest income	6 914 445	-	6 914 445	3 529 909	-	3 529 909

Net change in fair value of unit trusts	-	5 386 325	5 386 325	-	3 370 042	3 370 042

Other income	132 628	-	132 628	123 871	-	123 871

Total income	7 047 073	5 386 325	12 433 398	3 653 780	3 370 042	7 023 822

Expenses

Interest expense	6 814 855	2 166 897	8 981 752	3 326 556	2 302 032	5 628 588

Depreciation on leased assets	33 292	-	33 292	31 808	-	31 808

Management fees	-	91 471	91 471	-	77 662	77 662

Other expenses	64 095	-	64 095	57 142	-	57 142

Total expenses	6 912 242	2 258 368	9 170 610	3 415 506	2 379 694	5 795 200

Net (loss)/ profit from associate	(1 146)	-	(1 146)	521	-	521

Profit before income tax	133 685	3 127 957	3 261 642	238 795	990 348	1 229 143

Income tax expense	14 465	-	14 465	15 911	-	15 911

Profit for the year	119 220	3 127 957	3 247 177	222 884	990 348	1 213 232

SEGMENT ASSETS AND LIABILITIES	30 JUNE 2014			30 JUNE 2013

	Capital markets operations $000	Long term assets $000	Total $000	Capital markets operations $000	Long term assets $000	Total $000

Assets

Onlendings	85 609 405	-	85 609 405	79 118 832	-	79 118 832

Financial assets at FVPL (1)	14 698 901	33 431 249	48 130 150	20 194 045	29 767 721	49 961 766

Other assets	490 439	-	490 439	1 126 224	-	1 126 224

Total assets	100 798 745	33 431 249	134 229 994	100 439 101	29 767 721	130 206 822

Liabilities

Financial liabilities at FVPL (1)	99 504 822	-	99 504 822	99 402 283	-	99 402 283

Financial liabilities at amortised cost	-	31 983 174	31 983 174	-	31 447 603	31 447 603

Other liabilities	583 670	-	583 670	325 785	-	325 785

Total liabilities	100 088 492	31 983 174	132 071 666	99 728 068	31 447 603	131 175 671

Net assets	710 253	1 448 075	2 158 328	711 033	(1 679 882)	(968 849)

(1) Includes non-derivative financial instruments at fair value through profit or loss

SEGMENT EQUITY	30 JUNE 2014			30 JUNE 2013

	Capital markets operations $000	Long term assets $000	Total $000	Capital markets operations $000	Long term assets $000	Total $000

Equity 1 July	711 033	(1 679 882)	(968 849)	488 149	(2 670 230)	(2 182 081)

Profit after tax	119 220	3 127 957	3 247 177	222 884	990 348	1 213 232

Dividends provided for	(120 000)	-	(120 000)	-	-	-

Equity 30 June	710 253	1 448 075	2 158 328	711 033	(1 679 882)	(968 849)

28      QUEENSLAND TREASURY CORPORATION     ANNUAL REPORT 2013–14

NOTES TO AND FORMING PART OF THE FINANCIAL STATEMENTS

FOR THE YEAR ENDED 30 JUNE 2014

4	INTEREST INCOME AND INTEREST EXPENSE FROM CAPITAL MARKETS OPERATIONS

FOR THE YEAR ENDED 30 JUNE 2014

	INTEREST $000	NET UNREALISED GAIN/LOSS $000	NET REALISED GAIN/LOSS $000	TOTAL INTEREST $000

Interest income from financial assets

Money market deposits	33 028	2	-	33 030

Discount securities	132 225	(1 057)	867	132 035

Commonwealth and state securities	47 410	35 525	2 755	85 690

Floating rate notes	147 548	(38)	8 718	156 228

Term deposits	23 870	(136)	-	23 734

Other investments	66 303	3 172	1 784	71 259

Onlendings *	4 175 727	2 201 057	-	6 376 784

Interest income from derivatives

Forward rate agreements	-	(47 674)	76 326	28 652

Cross currency swaps	11 838	(4 808)	-	7 030

Credit default swaps	3	-	-	3

Total interest income	4 637 952	2 186 043	90 450	6 914 445

Interest expense from financial liabilities

Treasury notes	50 561	62	57	50 680

Commercial paper	14 399	(10 471)	-	3 928

AUD Bonds	3 392 511	1 987 895	686 977	6 067 383

Floating rate notes	58 017	3 195	22	61 234

Global AUD Bonds	31 556	(24 966)	28 612	35 202

Medium-term notes	55 748	49 054	-	104 802

Deposits	173 093	(147)	-	172 946

Interest expense from derivatives

Interest rate swaps	(5 847)	196 264	-	190 417

Cross currency swaps	37 119	(77 093)	-	(39 974)

Futures contracts	-	-	46 986	46 986

Foreign exchange contracts	-	87 063	-	87 063

Other

Registration and issue costs	6 339	-	-	6 339

Commissions on futures	1 493	-	-	1 493

Commonwealth Government Guarantee Fee	26 356	-	-	26 356

Total interest expense	3 841 345	2 210 856	762 654	6 814 855

*	The majority of onlendings are provided to clients on a pooled fund basis. Interest costs are allocated to clients based on the daily movement in the market value of the pooled fund. In periods of falling interest rates, the market value of the funding pool will rise leading to higher interest income from onlendings. During the year ended 30 June 2014, interest rates fell across all terms, resulting in higher interest income compared to the prior year when long term interest rates rose and short term interest rates fell.

QUEENSLAND TREASURY CORPORATION     ANNUAL REPORT 2013–14      29

NOTES TO AND FORMING PART OF THE FINANCIAL STATEMENTS

FOR THE YEAR ENDED 30 JUNE 2014

4	INTEREST INCOME AND INTEREST EXPENSE FROM CAPITAL MARKETS OPERATIONS CONTINUED

FOR THE YEAR ENDED 30 JUNE 2013

	INTEREST $000	NET UNREALISED GAIN/LOSS $000	NET REALISED GAIN/LOSS $000	TOTAL INTEREST $000

Interest income from financial assets

Money market deposits	25 199	1	-	25 200

Discount securities	176 159	75	3 649	179 883

Commonwealth and state securities	198 725	(130 415)	94 417	162 727

Floating rate notes	186 691	50 134	8 030	244 855

Term deposits	58 878	(1 091)	-	57 787

Other investments	61 512	27 286	1 223	90 021

Onlendings	3 908 008	(1 164 924)	-	2 743 084

Interest income from derivatives

Forward rate agreements	-	(75 561)	125 104	49 543

Cross currency swaps	15 862	(39 386)	-	(23 524)

Credit default swaps	136	197	-	333

Total interest income	4 631 170	(1 333 684)	232 423	3 529 909

Interest expense from financial liabilities

Treasury notes	71 167	(1 498)	8	69 677

Commercial paper	10 855	532 545	-	543 400

AUD Bonds	3 579 052	(1 206 732)	828 012	3 200 332

Floating rate notes	11 809	126	-	11 935

Global AUD Bonds	56 413	(12 009)	11 429	55 833

Medium-term notes	49 832	(26 740)	(990)	22 102

Deposits	169 685	11	-	169 696

Interest expense from derivatives

Interest rate swaps	(56 658)	(3 358)	-	(60 016)

Cross currency swaps	44 567	(98 997)	-	(54 430)

Futures contracts	-	-	(227 061)	(227 061)

Foreign exchange contracts	-	(452 436)	889	(451 547)

Other

Registration and issue costs	8 339	-	-	8 339

Commissions on futures	1 490	-	-	1 490

Commonwealth Government Guarantee Fee	36 806	-	-	36 806

Total interest expense	3 983 357	(1 269 088)	612 287	3 326 556

30      QUEENSLAND TREASURY CORPORATION     ANNUAL REPORT 2013–14

NOTES TO AND FORMING PART OF THE FINANCIAL STATEMENTS

FOR THE YEAR ENDED 30 JUNE 2014

5	FEES

	2014 $000	2013 $000

Fees – management (1)	65 088	67 366

Fees – professional & other services	2 076	1 746

	67 164	69 112

(1)	Management fees represent income earned from the management of QTC’s onlendings and deposits. A further amount of $6.604 million (2013 $7.958 million), derived from fees on certain managed funds and pools is included under interest income as it forms part of the interest rate applied.

6	ADMINISTRATION EXPENSES

	2014 $000	2013 $000

Salaries and related costs	37 352	33 113

Superannuation contributions	3 649	3 389

Contractors	2 280	2 313

Consultants’ fees (i)	3 676	2 099

Outsourced services	2 236	2 131

Depreciation on property, plant and equipment	1 904	2 209

Amortisation on intangible assets	2 167	2 059

Computer charges	2 489	2 563

Property charges	3 650	3 574

External audit fees	414	369

Internal audit fees	486	479

Staff training and development	649	417

Investor and market relations program	450	542

Telephone, postage, printing and stationery	388	474

Other administration expenses	2 305	1 428

	64 095	57 159

(i) Consultants’ fees

Professional, technical and legal	1 508	753

Information technology	1 372	482

Finance and accounting	231	258

Human resource management	284	232

Other	281	374

	3 676	2 099

QUEENSLAND TREASURY CORPORATION     ANNUAL REPORT 2013–14      31

NOTES TO AND FORMING PART OF THE FINANCIAL STATEMENTS

FOR THE YEAR ENDED 30 JUNE 2014

7	INCOME TAX EXPENSE

	2014 $000	2013 $000

Current tax	15 467	15 635

Deferred tax	(1 002)	276

Total income tax expense recognised in the current year	14 465	15 911

Deferred income tax included in income tax expense comprises:

(Increase)/decrease in deferred tax assets	(1 002)	306

Decrease in deferred tax liabilities	-	(30)

	(1 002)	276

Numerical reconciliation between income tax expense and pre-tax accounting profit

Profit for the year	3 261 642	1 229 143

Less profit from non-taxable pools:

Capital markets operations	(86 886)	(185 788)

Long term assets	(3 127 957)	(990 348)

Operating profit from taxable pools	46 799	53 007

Tax at the Australian tax rate of 30% on taxable pools	14 040	15 902

Effect of non-deductible items:

Share of loss/ (profit) from non-taxable entity	42	(156)

Write down of investment in non-taxable entity	302	-

Other	81	165

Income tax expense	14 465	15 911

Income tax assets and liabilities at 30 June relates to the following:

Deferred tax assets

Accruals	72	64

Employee benefits	2 076	2 023

Property, plant and equipment	67	12

Provisions	919	33

	3 134	2 132

Current tax liability – income tax payable	15 467	15 635

Tax liabilities	15 467	15 635

8	RECEIVABLES

	2014 $000	2013 $000

GST receivable	-	643

Sundry debtors	3 178	1 372

Prepayments	1 079	1 309

Operating lease receivables	127	244

	4 384	3 568

32      QUEENSLAND TREASURY CORPORATION     ANNUAL REPORT 2013–14

NOTES TO AND FORMING PART OF THE FINANCIAL STATEMENTS

FOR THE YEAR ENDED 30 JUNE 2014

9	FINANCIAL ASSETS AT FAIR VALUE THROUGH PROFIT OR LOSS

CAPITAL MARKETS OPERATIONS	2014 $000	2013 $000

Money market deposits	2 674 416	1 717 477

Discount securities	4 738 190	7 743 703

Commonwealth and state securities (1)	1 151 874	3 642 350

Floating rate notes	4 105 618	4 314 169

Term deposits	729 476	552 625

Other investments	1 299 327	2 223 721

	14 698 901	20 194 045

(1)	QTC maintains holdings of its own stocks. These holdings are netted off and therefore excluded from financial assets and financial liabilities at fair value through profit or loss.

The total includes investments made to manage:

▪	deposits of $5,477.942 million (2013 $6,127.695 million)

▪	surpluses of $710.253 million (2013 $711.033 million), and

▪	cross border lease deferred income of $37.946 million (2013 $52.267 million).

The remaining investments are used to facilitate management of liquidity and interest rate risk or result from QTC borrowing in advance of requirements to manage financing/refinancing risk.

As at 30 June 2014, $5,083.1 million (2013 $8,354.4 million) of financial assets will mature after more than 12 months.

LONG TERM ASSETS	2014 $000	2013 $000

INVESTMENTS IN UNIT TRUSTS AND OTHER HOLDINGS – QIC:

Movement during the year:

Opening balance	29 767 721	29 182 448

Net withdrawals	(1 722 797)	(2 784 769)

Net change in fair value of unit trusts	5 386 325	3 370 042

Closing balance	33 431 249	29 767 721

Comprised of the following asset classes:

Growth assets

Equities	4 967 124	5 360 520

Diversified alternatives and other	6 134 448	4 764 906

Unlisted assets

Infrastructure	8 199 928	6 242 689

Private equities	1 903 027	1 487 340

Real estate	1 938 863	1 489 033

Defensive assets

Fixed interest	584 281	893 420

Cash	9 703 578	9 529 813

	33 431 249	29 767 721

Prior year comparatives have been restated to reflect the revised asset classes.

QUEENSLAND TREASURY CORPORATION     ANNUAL REPORT 2013–14      33

NOTES TO AND FORMING PART OF THE FINANCIAL STATEMENTS

FOR THE YEAR ENDED 30 JUNE 2014

10	DERIVATIVE FINANCIAL ASSETS AND DERIVATIVE FINANCIAL LIABILITIES

	2014	2013
	$000	$000

DERIVATIVE FINANCIAL ASSETS

Interest rate swaps	32 701	149 229

Cross currency swaps	180 966	136 217

Forward rate agreements	38 704	86 378

Foreign exchange contracts	172	416 637

	252 543	788 461

DERIVATIVE FINANCIAL LIABILITIES

Interest rate swaps	167 855	51 266

Cross currency swaps	112 149	116 402

Foreign exchange contracts	64 823	58

	344 827	167 726

Net derivatives	(92 284)	620 735

As at 30 June 2014, $590.4 million (2013 $89.3 million) of these derivatives have maturity dates exceeding 12 months.

11	ONLENDINGS

	2014	2013
	$000	$000

Government departments and agencies	42 933 073	38 258 994

Government owned corporations	19 053 525	18 667 584

Local governments	7 478 377	6 632 514

Statutory bodies	15 680 569	14 979 661

QTC related entities	157 520	321 179

Other bodies	306 341	258 900

	85 609 405	79 118 832

As at 30 June 2014, $84,531.6 million (2013 $77,520.0 million) of repayments are expected to be received after more than 12 months.

34      QUEENSLAND TREASURY CORPORATION     ANNUAL REPORT 2013–14

NOTES TO AND FORMING PART OF THE FINANCIAL STATEMENTS

FOR THE YEAR ENDED 30 JUNE 2014

12	PROPERTY, PLANT AND EQUIPMENT

Reconciliations of the carrying amounts for each class of property, plant and equipment are set out below:

DESCRIPTION	LAND & BUILDINGS (1) $000	INFORMATION TECHNOLOGY AND OFFICE EQUIPMENT $000	PLANT AND MACHINERY (2) $000	TOTAL $000

GROSS CARRYING AMOUNT

Balance at 1 July 2012	32 682	11 089	322 953	366 724

Acquisitions	-	5 700	40 413	46 113

Disposals	-	(7 108)	-	(7 108)

Work in progress	28 063	-	-	28 063

Balance at 30 June 2013	60 745	9 681	363 366	433 792

Balance at 1 July 2013	60 745	9 681	363 366	433 792

Acquisitions	10 580	575	245	11 400

Disposals	(71 325)	(54)	(8 813)	(80 192)

Work in progress	-	-	-	-

Balance at 30 June 2014	-	10 202	354 798	365 000

ACCUMULATED DEPRECIATION

Balance at 1 July 2012	-	7 670	72 923	80 593

Disposals	-	(7 086)	-	(7 086)

Depreciation expense	-	2 206	31 809	34 015

Balance at 30 June 2013	-	2 790	104 732	107 522

Balance at 1 July 2013	-	2 790	104 732	107 522

Disposals	-	(54)	(5 378)	(5 432)

Depreciation expense	-	1 904	33 292	35 196

Balance at 30 June 2014	-	4 640	132 646	137 286

Net book value 30 June 2013	60 745	6 891	258 634	326 270

Net book value 30 June 2014	-	5 562	222 152	227 714

(1)	Land and buildings included land purchased and costs incurred to construct a bus depot which is subject to a 25 year leasing arrangement. During the year, QTC derecognised land and buildings with a carrying value of $71.325 million which now forms part of a finance lease arrangement.
(2)	Plant and machinery consists mainly of buses and ferries which QTC leases to public sector entities under a whole-of-Government lease facility.

QUEENSLAND TREASURY CORPORATION     ANNUAL REPORT 2013–14      35

NOTES TO AND FORMING PART OF THE FINANCIAL STATEMENTS

FOR THE YEAR ENDED 30 JUNE 2014

13	INTANGIBLE ASSETS

	2014	2013
	$000	$000

GROSS CARRYING AMOUNT

Balance at 1 July	9 098	8 128

Acquisitions	97	1 141

Disposals	(103)	(171)

Balance at 30 June	9 092	9 098

ACCUMULATED DEPRECIATION

Balance at 1 July	4 909	3 018

Disposals	(103)	(171)

Amortisation	2 168	2 062

Balance at 30 June	6 974	4 909

Net book value 30 June (1)	2 118	4 189

(1)	The amount of fully depreciated software at balance date totalled $2.679 million (2013 $2.607 million).

14	PAYABLES

	2014	2013
	$000	$000

Administration expenses	11 858	10 868

Dividends payable	120 000	-

Tax payable	15 467	15 635

GST payable	357	-

Other creditors	485	715

	148 167	27 218

36      QUEENSLAND TREASURY CORPORATION     ANNUAL REPORT 2013–14

NOTES TO AND FORMING PART OF THE FINANCIAL STATEMENTS

FOR THE YEAR ENDED 30 JUNE 2014

15	FINANCIAL LIABILITIES AT FAIR VALUE THROUGH PROFIT OR LOSS

	2014	2013
	$000	$000

INTEREST-BEARING LIABILITIES – CAPITAL MARKETS OPERATIONS

Short-term

Treasury notes	2 152 166	1 237 105

Commercial paper	2 223 522	4 013 185

	4 375 688	5 250 290

Long-term

AUD Bonds	83 123 358	85 167 737

Floating rate notes	4 433 159	350 884

Global AUD Bonds (1)	766 982	1 263 077

Medium-term notes	1 104 502	1 056 418

Other	223 191	186 182

	89 651 192	88 024 298

Total interest-bearing liabilities	94 026 880	93 274 588

(1)	Consists of AUD denominated bonds which are borrowed in the United States and Euro markets.

Derivatives are used to hedge offshore borrowings resulting in no net exposure to any foreign currency. Details of QTC’s exposure to foreign currencies and the derivatives used to hedge this exposure are disclosed in note 19 (a)(i).

QTC borrowings are guaranteed by the Queensland Government under the Queensland Treasury Corporation Act 1988.

As at 30 June 2014, $78,451.9 million (2013 $78,662.2 million) of debt securities are expected to be settled after more than 12 months.

QUEENSLAND TREASURY CORPORATION     ANNUAL REPORT 2013–14      37

NOTES TO AND FORMING PART OF THE FINANCIAL STATEMENTS

FOR THE YEAR ENDED 30 JUNE 2014

15	FINANCIAL LIABILITIES AT FAIR VALUE THROUGH PROFIT OR LOSS CONTINUED

The difference between the carrying amount of financial liabilities and the amount contractually required to be paid at maturity to the holder of the obligation is set out in the following table:

AS AT 30 JUNE 2014	FAIR VALUE $000	REPAYMENT AT MATURITY $000	DIFFERENCE $000

INTEREST-BEARING LIABILITIES – CAPITAL MARKETS OPERATIONS

Short-term

Treasury notes	2 152 166	2 164 000	(11 834)

Commercial paper	2 223 522	2 224 995	(1 473)

	4 375 688	4 388 995	(13 307)

Long-term

AUD Bonds	83 123 358	74 954 343	8 169 015

Floating rate notes	4 433 159	4 422 000	11 159

Global AUD Bonds	766 982	702 972	64 010

Medium-term notes	1 104 502	1 008 477	96 025

Other	223 191	216 606	6 585

	89 651 192	81 304 398	8 346 794

Total interest-bearing liabilities	94 026 880	85 693 393	8 333 487

AS AT 30 JUNE 2013	FAIR VALUE $000	REPAYMENT AT MATURITY $000	DIFFERENCE $000

INTEREST-BEARING LIABILITIES – CAPITAL MARKETS OPERATIONS

Short-term

Treasury notes	1 237 105	1 243 000	(5 895)

Commercial paper	4 013 185	4 015 203	(2 018)

	5 250 290	5 258 203	(7 913)

Long-term

AUD Bonds	85 167 737	78 280 328	6 887 409

Floating rate notes	350 884	350 000	884

Global AUD Bonds	1 263 077	1 169 002	94 075

Medium-term notes	1 056 418	943 111	113 307

Other	186 182	179 210	6 972

	88 024 298	80 921 651	7 102 647

Total interest-bearing liabilities	93 274 588	86 179 854	7 094 734

38      QUEENSLAND TREASURY CORPORATION     ANNUAL REPORT 2013–14

NOTES TO AND FORMING PART OF THE FINANCIAL STATEMENTS

FOR THE YEAR ENDED 30 JUNE 2014

15	FINANCIAL LIABILITIES AT FAIR VALUE THROUGH PROFIT OR LOSS CONTINUED

	2014	2013
	$000	$000

CLIENT DEPOSITS – CAPITAL MARKETS OPERATIONS

Local governments	1 801 076	1 930 247

Statutory bodies	1 729 109	1 479 541

Government owned corporations	594 740	768 996

Government departments and agencies	61 806	64 007

QTC related entities	68 817	57 270

Other depositors	201 170	201 336

	4 456 718	4 501 397

Collateral held	73 196	552 721

Repurchase agreements	948 028	1 073 577

	1 021 224	1 626 298

Total deposits	5 477 942	6 127 695

16	OTHER LIABILITIES

	2014	2013
	$000	$000

Cross border lease deferred income	37 946	52 267

Whole of Government Debt Pool net position	43 318	67 533

Employee benefits	6 347	6 239

Other	3 065	4 802

	90 676	130 841

17	FINANCIAL LIABILITIES AT AMORTISED COST

	2014	2013
	$000	$000

FIXED RATE NOTES – LONG TERM ASSETS

State Government	31 983 174	31 447 603

The Board considers that the carrying value of financial liabilities recorded at amortised cost in the financial statements approximates their fair value. For the purposes of the fair value hierarchy, the fixed rate notes are categorised as level 3 (refer note 20).

QUEENSLAND TREASURY CORPORATION     ANNUAL REPORT 2013–14      39

NOTES TO AND FORMING PART OF THE FINANCIAL STATEMENTS

FOR THE YEAR ENDED 30 JUNE 2014

18	NOTES TO THE STATEMENT OF CASH FLOWS

(a)  Reconciliation of profit after tax to net cash provided by operating activities – capital markets operations

	2014	2013
	$000	$000

Profit for the year	119 220	222 884

NON-CASH FLOWS IN OPERATING SURPLUS

Interest-bearing liabilities - net unrealised loss/(gain)	2 123 944	(1 309 368)

Interest-bearing liabilities - net unrealised exchange loss	87 063	5 664

Deposits - net unrealised (gain)/loss	(147)	11

Onlendings net unrealised (gain)/loss	(2 201 057)	1 255 992

Financial assets at fair value through profit or loss – net unrealised loss	17 879	284 430

Financial assets at fair value through profit or loss – net unrealised exchange gain	(2 865)	(73 985)

Depreciation of property, plant and equipment	35 196	34 018

Amortisation of intangibles	2 168	2 059

Net (gain)/loss on sale of property, plant and equipment	(1 159)	9

Doubtful debts writeback cooperative housing societies	-	(26)

Net loss /(gain) from investment accounted for using the equity method	1 146	(521)

CHANGES IN ASSETS AND LIABILITIES

Decrease in financial assets at fair value through profit or loss - net accrued interest	27 247	43 878

Decrease/(increase) in financial assets at fair value through profit or loss - net discount/premium	227 806	(51 160)

(Increase)/decrease in deferred tax asset	(1 002)	306

Decrease /(increase) in onlendings - net accrued interest	5 512	(3 317)

Decrease in receivables	1 448	5 661

Decrease/(increase) in prepayments	230	(208)

Increase in interest-bearing liabilities - net accrued interest	64 173	107 526

(Decrease)/increase in interest-bearing liabilities - net discount/premium	(51 571)	305 558

Increase in deposits - net accrued interest	236	507

(Decrease)/ increase in payables	(39 406)	36 403

Decrease in deferred tax liability	-	(30)

(Decrease)/increase in income tax payable	(168)	7 047

Net cash provided by operating activities	415 893	873 338

(b)  Cash flows presented on a net basis

Cash flows arising from the following activities are presented on a net basis in the statement of cash flows:

▪	loan advances to and redemptions from clients
▪	receipt and withdrawal of client deposits, and
▪	money market and other deposits.

(c)  Long term assets

No external cashflow is generated from the Long Term Assets as deposits and withdrawals from the fixed rate notes result in a corresponding change to the investments held. Interest on the fixed rate notes is capitalised. Earnings, market movement and fees on the investment are recognised in the valuation of the investment (refer notes 2 (f) and 3).

40      QUEENSLAND TREASURY CORPORATION     ANNUAL REPORT 2013–14

NOTES TO AND FORMING PART OF THE FINANCIAL STATEMENTS

FOR THE YEAR ENDED 30 JUNE 2014

19	FINANCIAL RISK MANAGEMENT

CAPITAL MARKETS OPERATIONS

QTC’s activities expose it to a variety of financial risks including market risk (interest rate, currency and price risks), credit risk and liquidity risk. QTC’s financial risk management focuses on minimising financial risk exposures and managing volatility, and seeks to mitigate potential adverse effects of financial risks on the financial performance of QTC and its clients. To assist in managing financial risk, QTC uses derivative financial instruments such as foreign exchange contracts, interest rate swaps and futures contracts to manage certain risk exposures.

QTC ensures that in undertaking its capital markets activities it has adequate capital to manage its risks. While QTC’s capital is not subject to regulatory oversight, QTC operates under self-imposed capital requirements based on prudential statements published by APRA and utilises a capital adequacy approach based on Basel II: International Convergence of Capital Measurements and Capital Standards and applies these principles in its day to day management of capital.

Capital requirements are calculated for credit risk, market risk and operational risk with stress testing applied. Capital requirements are then applied against QTC’s Tier 1 and Tier 2 capital held. Capital usage is calculated daily and monitored against approved limits with reports presented monthly to the Board.

All financial risk management activities are conducted within Board approved policies, as set out in the Financial Markets Risk Policy. The Board approves policies for overall risk management, as well as specifically for managing market risk, liquidity risk and credit risk. New financial instruments must be approved by the QTC Board.

Robust systems are in place for managing financial risk, and compliance with financial risk policies is monitored daily. The financial risk management process, including daily measurement and monitoring of market risk, liquidity risk, credit risk and portfolio performance and limit reviews, are performed by teams separate from the teams transacting and is subject to review by the Risk Management Team (comprising senior management), the Funding and Markets Committee (comprised of Board members) and the Board.

All breaches of the Financial Markets Risk Policy together with the corrective action proposed or taken are required to be immediately reported to the Chief Executive and then to the next Funding and Markets Committee meeting and the next Board meeting.

(a)  Market risk

QTC’s borrowing and investment activities, including borrowing in advance of requirements to ensure Queensland public sector entities have ready access to funding when required and also to reduce the risk associated with refinancing maturing loans, exposes QTC to market risk.

As a consequence of market changes, there are residual risk positions which may result in realised and unrealised accounting gains or losses being recorded during the year. Depending on whether these transactions are held to maturity, the unrealised gains or losses may be reversed in subsequent accounting periods.

QTC uses a Board approved Value-at-Risk (VaR) framework to manage QTC’s exposure to market risk complemented by other measures such as defined stress tests and PVBP (change in the present value for a one basis point movement). The VaR risk measure estimates the potential mark-to-market loss over a given holding period at a 99 per cent confidence level. QTC uses the historical simulation approach to calculate VaR using 18 months of market data with a holding period of 10 business days.

QTC’s investments on behalf of its clients are held in the QTC Cash Fund. Movement in credit spreads will impact on the value of the assets held in the Cash Fund resulting in unrealised mark-to-market accounting gains or losses. QTC generally holds these assets to maturity and therefore QTC does not pass on the mark-to-market impact of credit margin changes, either positive or negative, in the returns to Cash Fund participants.

(i)  Foreign exchange risk

QTC has funding facilities that allow for borrowing in foreign currencies. At times, QTC’s Cash Fund invests in foreign currency assets. QTC enters into both forward exchange contracts and cross currency swaps to hedge the exposure of foreign currency borrowings and offshore investments from fluctuations in exchange rates.

The following table summarises the hedging effect that cross currency swaps and forward exchange contracts have had on face value offshore borrowings and investments stated in Australian dollars:

	BORROWINGS		OFFSHORE INVESTMENTS		DERIVATIVE CONTRACTS		NET EXPOSURE

	2014	2013	2014	2013	2014	2013	2014	2013
	$000	$000	$000	$000	$000	$000	$000	$000

USD	(1 639 017)	(4 015 203)	104 217	278 899	1 534 800	3 736 304	-	-

NZD	(737 554)	(653 660)	-	-	737 554	653 660	-	-

GBP	(253 328)	-	27 142	-	226 186	-	-	-

YEN	(157 320)	(163 899)	-	-	157 320	163 899	-	-

CHF	(131 251)	(125 552)	-	-	131 251	125 552	-	-

EUR	-	-	58 036	108 518	(58 036)	(108 518)	-	-

QUEENSLAND TREASURY CORPORATION     ANNUAL REPORT 2013–14      41

NOTES TO AND FORMING PART OF THE FINANCIAL STATEMENTS

FOR THE YEAR ENDED 30 JUNE 2014

19	FINANCIAL RISK MANAGEMENT CONTINUED

(a)  Market risk continued

(ii)  Interest rate risk

In managing interest rate risk on behalf of clients, the onlending portfolios are managed against duration benchmarks. Duration is a direct measure of the interest rate sensitivity of a financial instrument or a portfolio of financial instruments and quantifies the change in value of a financial instrument or portfolio due to interest rate movements. All costs or benefits of managing client debt portfolios are passed on to the client meaning that QTC is effectively immunised from interest rate risk with respect to these portfolios.

QTC’s interest rate risk, which results from borrowing in advance and investing surplus funds in high credit quality, highly liquid assets, is managed with consideration given to duration risk, yield curve risk, basis risk and VaR. To manage the risk of non-parallel yield curve movements, QTC manages portfolio cash flows in a series of time periods so that the net interest rate risk in each time period can be measured.

QTC enters into interest rate swaps, forward rate agreements and futures contracts to assist in the management of interest rate risk.

In QTC’s Funding and Liquidity portfolios, interest rate swaps may be utilised to change the interest rate exposure of medium to long term fixed rate borrowings into that of a floating rate borrowing. Also, at times, floating to fixed swaps may be undertaken to generate a fixed rate term funding profile.

QTC is exposed to basis risk when interest rate swaps are used in the Funding and Liquidity portfolios. Basis risk represents a mark-to-market exposure due to movements between the swap curve and QTC’s yield curve.

VaR IMPACT

The VaR at 30 June was as follows:

	2014	2013

Interest rate risk VaR	$6m	$22m

The above VaR calculation does not include the potential mark-to-market impact of changes in credit spreads on the value of assets held in the QTC Cash Fund and the Cross Border Lease portfolio. At 30 June 2014, QTC had an exposure of approximately $0.8 million per basis point to changes in credit spreads of assets held in the QTC Cash Fund.

(b)  Liquidity and financing risks

QTC has a robust internal framework whereby extensive liquidity scenario analysis and forecasting is undertaken to understand assumption sensitivities to ensure there is appropriate forward looking visibility of the State’s liquidity position.

QTC debt is a Level 1 (prudentially required) asset for Australian banks under Basel III reforms with a 0% capital risk weighting. In normal and difficult market circumstances, QTC debt is likely to be in high demand. The ability to issue debt is considered a potential source of liquidity.

QTC holds appropriate liquidity (allowing for suitable haircuts of liquid assets) to meet minimum liquidity requirements as estimated today and as forecast into the future. QTC measures the minimum liquidity requirement to comfortably meet the following four scenarios simultaneously:

▪	Going Concern – progressively pre-fund term maturities 6 months from maturity
▪	Market Disruption - 90 days survival horizon (severe market circumstances)
▪	Name Crisis – 30 days survival horizon (extreme market circumstances)
▪	Standard & Poor’s Liquidity Ratio – maintain a ratio greater than 80%

Further to this QTC holds liquid assets to support Queensland Public Sector (QPS) deposits and the State’s Long Term Assets. QTC considers these liquid assets as potential sources of liquidity in a liquidity crisis.

To ensure liquidity is accessible as required, QTC holds a minimum of 5 working days’ net cash requirements in 11AM cash to fund the net cash flows from assets and liabilities on QTC’s balance sheet (included in money market deposits as per note 9).

QTC maintains its AUD benchmark bond facility as its core medium to long-term funding facility and its domestic treasury note facility, euro-commercial paper facility and US commercial paper facility as its core short-term funding facilities. In addition, QTC has in place Euro and US medium-term note facilities to take advantage of funding opportunities in offshore markets. These facilities ensure that QTC is readily able to access the domestic and international financial markets. QTC’s range of funding facilities is detailed in note 25.

The table on the following page sets out the contractual cashflows relating to assets and liabilities held by QTC at balance date.

With the exception of deposits and payables, the maturity analysis for liabilities has been calculated based on the contractual cash flows relating to the repayment of the principal (face value) and interest amounts over the contractual terms.

Deposits on account of the Cash Fund and Working Capital Facility (11AM Fund) are repayable at call while deposits held as security for stock lending and repurchase agreements are repayable when the security is lodged with QTC.

With the exception of cash and receivables, the maturity analysis for assets has been calculated based on the contractual cash flows relating to the repayment of the principal (face value) and interest amounts over the contractual terms.

In relation to client onlendings, certain loans are interest only with no fixed repayment date for the principal component (ie. loans are made based on the quality of the client’s business and its financial strength). For the purposes of completing the maturity analysis, the principal component of these loans has been included in the more than five year time band with no interest payment assumed in this time band.

42      QUEENSLAND TREASURY CORPORATION     ANNUAL REPORT 2013–14

NOTES TO AND FORMING PART OF THE FINANCIAL STATEMENTS

FOR THE YEAR ENDED 30 JUNE 2014

19	FINANCIAL RISK MANAGEMENT CONTINUED

(b)  Liquidity and financing risks continued

CONTRACTUAL MATURITIES AS AT 30 JUNE 2014	3 MONTHS OR LESS $000	3 – 6 MONTHS $000	6 – 12 MONTHS $000	1 – 5 YEARS $000	MORE THAN 5 YEARS $000	TOTAL $000	FAIR VALUE $000

FINANCIAL ASSETS

Cash	546	-	-	-	-	546	546

Receivables	4 384	-	-	-	-	4 384	4 384

Onlendings #	1 360 947	1 338 062	2 692 737	19 566 983	78 295 529	103 254 258	85 609 405

Money market deposits	2 674 416	-	-	-	-	2 674 416	2 674 416

Discount securities	4 261 500	500 000	-	-	-	4 761 500	4 738 190

Commonwealth and semi-government securities	(42 234)	19 359	58 334	617 213	724 015	1 376 687	1 151 874

Floating rate notes	158 876	192 194	470 053	3 575 871	-	4 396 994	4 105 618

Term deposits	733 066	-	-	-	-	733 066	729 476

Other investments	410 078	133 267	211 841	530 638	74 588	1 360 412	1 299 327

Total monetary assets	9 561 579	2 182 882	3 432 965	24 290 705	79 094 132	118 562 263	100 313 236

FINANCIAL LIABILITIES

Payables	(132 700)	(15 467)	-	-	-	(148 167)	(148 167)

Deposits	(5 461 658)	(20 273)	-	-	-	(5 481 931)	(5 477 942)

Treasury notes	(1 314 000)	(850 000)	-	-	-	(2 164 000)	(2 152 166)

Commercial paper	(2 125 640)	(100 001)	-	-	-	(2 225 641)	(2 223 522)

AUD Bonds	(1 112 388)	(3 604 705)	(1 980 643)	(46 776 900)	(45 408 695)	(98 883 331)	(83 123 358)

Floating rate notes	(178 244)	(533)	(1 068)	(4 278 121)	-	(4 457 966)	(4 433 159)

Global AUD Bonds	(12 377)	(8 712)	(21 089)	(773 569)	-	(815 747)	(766 982)

Medium-term notes	(27 917)	(2 084)	(27 731)	(873 896)	(419 635)	(1 351 263)	(1 104 502)

Other interest bearing liabilities	(12 331)	(11 779)	(28 001)	(185 151)	-	(237 262)	(223 191)

Total monetary liabilities	(10 377 255)	(4 613 554)	(2 058 532)	(52 887 637)	(45 828 330)	(115 765 308)	(99 652 989)

DERIVATIVES

Interest rate swaps	(9 735)	489	(19 570)	(91 777)	(19 966)	(140 559)	(135 154)

Cross currency swaps	(473 915)	(4 268)	(45 713)	693 579	(329 898)	(160 215)	68 817

Forward rate agreements	(280 000)	(314 276)	(72 365)	747 750	-	81 109	38 704

Foreign exchange contracts	(69 139)	-	-	-	-	(69 139)	(64 651)

Net derivatives	(832 789)	(318 055)	(137 648)	1 349 552	(349 864)	(288 804)	(92 484)

Net monetary assets/(liabilities)	(1 648 465)	(2 748 727)	1 236 785	(27 247 380)	32 915 938	2 508 151	567 963

Cumulative	(1 648 465)	(4 397 192)	(3 160 407)	(30 407 787)	2 508 151

QUEENSLAND TREASURY CORPORATION     ANNUAL REPORT 2013–14      43

NOTES TO AND FORMING PART OF THE FINANCIAL STATEMENTS

FOR THE YEAR ENDED 30 JUNE 2014

19	FINANCIAL RISK MANAGEMENT CONTINUED

CONTRACTUAL MATURITIES	3 MONTHS OR LESS	3 – 6 MONTHS	6 – 12 MONTHS	1 – 5 YEARS	MORE THAN 5 YEARS	TOTAL	FAIR VALUE
AS AT 30 JUNE 2013	$000	$000	$000	$000	$000	$000	$000

FINANCIAL ASSETS

Cash	197	-	-	-	-	197	197

Receivables	3 568	-	-	-	-	3 568	3 568

Onlendings #	1 602 981	1 405 425	2 810 851	19 574 610	74 318 643	99 712 510	79 118 832

Money market deposits	1 717 479	-	-	-	-	1 717 479	1 717 477

Discount securities	6 560 300	1 225 000	-	-	-	7 785 300	7 743 703

Commonwealth and semi-government securities	84 953	63 326	118 814	1 937 821	2 155 984	4 360 898	3 642 350

Floating rate notes	460 780	319 505	234 992	3 661 988	-	4 677 265	4 314 169

Term deposits	253 816	304 941	-	-	-	558 757	552 625

Other investments	302 670	150 129	226 646	1 693 286	-	2 372 731	2 223 721

Total monetary assets	10 986 744	3 468 326	3 391 303	26 867 705	76 474 627	121 188 705	99 316 642

FINANCIAL LIABILITIES

Payables	(11 583)	(15 635)	-	-	-	(27 218)	(27 218)

Deposits	(6 109 685)	(20 305)	-	-	-	(6 129 990)	(6 127 695)

Treasury notes	(1 006 000)	(237 000)	-	-	-	(1 243 000)	(1 237 105)

Commercial paper	(2 808 138)	(1 207 065)	-	-	-	(4 015 203)	(4 013 185)

AUD Bonds	(5 528 519)	(943 810)	(2 102 146)	(45 921 806)	(50 548 588)	(105 044 869)	(85 167 737)

Floating rate notes	(352 425)	9	17	9	-	(352 390)	(350 884)

Global AUD Bonds	(374 694)	(11 401)	(24 539)	(944 151)	-	(1 354 785)	(1 263 077)

Medium-term notes	(25 459)	(2 172)	(25 458)	(842 728)	(428 445)	(1 324 262)	(1 056 418)

Other interest bearing liabilities	(18 071)	(12 802)	(21 036)	(146 315)	-	(198 224)	(186 182)

Total monetary liabilities	(16 234 574)	(2 450 181)	(2 173 162)	(47 854 991)	(50 977 033)	(119 689 941)	(99 429 501)

DERIVATIVES

Interest rate swaps	32 505	(890)	(16 463)	(49 128)	210 392	176 416	97 963

Cross currency swaps	(455 774)	(4 395)	(58 733)	625 695	(340 831)	(234 038)	19 815

Forward rate agreements	(282 378)	(684 081)	(142 928)	1 282 477	65 090	238 180	86 378

Foreign exchange contracts	276 463	123 591	-	-	-	400 054	416 579

Net derivatives	(429 184)	(565 775)	(218 124)	1 859 044	(65 349)	580 612	620 735

Net monetary assets/(liabilities)	(5 677 014)	452 370	1 000 017	(19 128 242)	25 432 245	2 079 376	507 876

Cumulative	(5 677 014)	(5 224 644)	(4 224 627)	(23 352 869)	2 079 376

# QTC’s onlendings to Government owned corporation clients are based on the quality of the business and financial strength of the client. Funds are therefore onlent on the basis of these businesses being going concerns and continuing to meet key credit metrics criteria such as debt to capital and interest coverage ratios. Accordingly, a significant portion of the onlendings portfolio has a loan maturity profile which is greater than five years with the interest rate risk of these loans being managed based on the client’s business risk such that the funding is structured on the underlying business profile. This results in QTC’s liability maturity profile being shorter than the asset maturity profile. Though not exposing QTC to interest rate risk, this approach does require QTC to undertake periodic refinancing of its liabilities.

44      QUEENSLAND TREASURY CORPORATION     ANNUAL REPORT 2013–14

NOTES TO AND FORMING PART OF THE FINANCIAL STATEMENTS

FOR THE YEAR ENDED 30 JUNE 2014

19	FINANCIAL RISK MANAGEMENT CONTINUED

(c)  Credit risk

(i)  Financial markets counterparties

Credit risk is regularly assessed, measured and managed in strict accordance with QTC’s credit policy. Exposure to credit risk is managed through regular analysis of the ability of credit counterparties to meet payment obligations. Counterparty credit limits are changed based on QTC’s view of the capacity of the counterparty to meet its obligation.

Credit exposure is QTC’s estimate of the potential loss at balance date in relation to investments and derivative contracts in the event of non-performance by all counterparties. The credit exposure for non-derivative investments is calculated based on the market value of the exposure together with the VaR while exposure to derivative contracts is based only on VaR.

The following table represents QTC’s exposure to credit risk at 30 June:

	CREDIT EXPOSURE

	2014	2013
	$000	$000

Investments	14 789 899	20 858 701

Derivatives

Interest rate swaps	480 003	1 025 761

Cross currency swaps	212 300	157 086

Foreign exchange contracts	36 294	600 218

QTC adopts a conservative approach to the management of credit risk with a strong bias to high credit quality counterparties. QTC maintains a ratings based approach in determining maximum credit exposures to counterparties which is supplemented by QTC’s credit risk team performing its own credit assessment of QTC’s capital markets counterparties. The country of domicile, the counterparty’s credit metrics, size of its funding programs, asset composition and quality of the underlying security are also significant considerations when determining limits.

QTC has a significant concentration of credit risk to the banking sector and in particular, the domestic banking sector. This is difficult to avoid given the size of QTC’s investment portfolio and the requirement to invest with counterparties rated A- or better (88 per cent of exposures are AA- or better) and to invest in highly liquid securities.

QTC also utilises collateral arrangements to limit its derivatives’ credit exposure (refer (iii) master netting arrangements).

Counterparty exposure by rating for all investments and derivative contracts is listed below:

		CREDIT EXPOSURE

		2014	2013	2014	2013
	RATING	%	%	$000	$000

Long-term rating	AAA	17	22	2 680 978	5 036 145

	AA+	4	3	593 640	607 315

	AA	-	3	23 547	670 257

	AA-	67	64	10 421 762	14 503 213

	A+	8	4	1 192 850	1 014 792

	A	2	1	282 754	292 571

	A-	2	1	296 581	292 829

Short-term rating	A-1+	-	1	26 384	127 008

	A-2	-	1	-	97 636

(ii)  Onlending counterparties

Counterparties for onlendings, with the exception of some small exposures to private companies, cooperative housing societies and primary producer cooperatives, are Queensland Government sector entities and in some cases an explicit State Government guarantee exists. As a consequence, these exposures are not included in QTC’s total credit exposure.

QUEENSLAND TREASURY CORPORATION     ANNUAL REPORT 2013–14      45

NOTES TO AND FORMING PART OF THE FINANCIAL STATEMENTS

FOR THE YEAR ENDED 30 JUNE 2014

19	FINANCIAL RISK MANAGEMENT CONTINUED

(c)  Credit risk continued

(iii) Master netting arrangements

QTC enters into all derivative transactions under International Swaps and Derivatives Association (ISDA) Master Agreements. QTC does not currently have any master netting arrangements where a default event has occurred, and has therefore presented all derivative financial instruments on a gross basis in the statement of financial position. QTC also has Credit Support Annexes (CSAs) in place with each ISDA, under which collateral is transferred every business day. This further reduces QTC’s credit exposure.

The following table presents the financial instruments that are offset, or subject to enforceable master netting arrangements and other similar agreements but not offset. The column ‘net amount’ shows the impact on QTC’s balance sheet if all set-off rights were exercised.

	GROSS AND NET AMOUNTS ON THE BALANCE SHEET $000	EFFECT OF COLLATERAL AND NETTING $000	NET AMOUNT $000

2014

Derivative assets

subject to master netting arrangements	213 838	(213 838)	-

not subject to master netting arrangements	38 704	-	38 704

Derivative assets	252 543	(213 838)	38 704

Derivative liabilities

subject to master netting arrangements	(344 827)	311 738	(33 089)

Derivative liabilities	(344 827)	311 738	(33 089)

Net exposure	(92 285)	97 900	5 615

2013 (1)

Derivative assets

subject to master netting arrangements	702 083	(696 275)	5 808

not subject to master netting arrangements	86 378	-	86 378

Derivative assets	788 461	(696 275)	92 186

Derivative liabilities

subject to master netting arrangements	(167 726)	166 024	(1 702)

Derivative liabilities	(167 726)	166 024	(1 702)

Net exposure	620 735	(530 251)	90 484

(1)	QTC transitioned from credit-based to zero-threshold CSAs during the 2013 calendar year, further reducing credit exposure.

LONG TERM ASSETS

The Long Term Assets are invested in unlisted unit trusts held with QIC. The trusts hold investments in a variety of financial instruments including derivatives, which expose these assets to credit risk, liquidity risk and market risk due to changes in interest rates, foreign exchange rates, property and equity prices. However, as these investments are long term in nature, market fluctuations are expected to even out over the term of the investment.

The Long Term Asset Advisory Board (LTAAB) determines the investment objectives, risk profiles and strategy for the Long Term Assets within the framework provided by the Government. It is responsible for formulating a strategic asset allocation to achieve the objectives of the investments in line with the required risk profile. Risk management policies are established to identify and analyse the risks and to set appropriate risk limits and controls, as well as to monitor risks and adherence against these limits.

QIC provides assistance to the LTAAB in discharging its responsibilities. QIC’s role includes recommending to the LTAAB, investment product objectives, risk profiles and strategic asset allocations to achieve objectives within the targets and risk controls set. As the lead investment manager, QIC is responsible for implementing the investment strategy.

In addition, independent oversight of the investment advice and services provided by QIC, including periodic strategic reviews of QIC’s activities and performance, is provided by an external consultant.

The LTAAB is responsible for setting the interest rate applicable on the fixed rate note liability of QTC. Since July 2012, LTAAB has been reducing risk in the Asset Portfolio. The revised asset classes feature reduced weights to listed equities, offset by increased weights to alternatives, global fixed interest and cash. The result was a reduction in expected return and volatility. In light of this strategy, the expected rate of return on the portfolio on which the interest rate on the fixed rate notes is set was revised from 7.5 per cent to 7.1 per cent, effective 1 July 2013.

(a)  Market risk

The Long Term Assets expose QTC to market risk, including interest rate risk, foreign currency risk, property and equity price risk, resulting from its investments in unit trusts.

Market risk is mitigated through a diversified portfolio of investments in unit trusts held with QIC in accordance with the investment strategy approved by the LTAAB (refer note 9). The investment strategy targets a widely diversified portfolio across a broad range of asset classes.

QIC adheres to prudential controls contained in the Investment Management Agreement. Under this agreement, derivative products are not permitted to be used for speculative purposes but are used as hedging instruments against existing positions or for efficient trading and asset allocation purposes to assist in achieving the overall investment returns and volatility objectives of the portfolio.

46      QUEENSLAND TREASURY CORPORATION     ANNUAL REPORT 2013–14

NOTES TO AND FORMING PART OF THE FINANCIAL STATEMENTS

FOR THE YEAR ENDED 30 JUNE 2014

19	FINANCIAL RISK MANAGEMENT CONTINUED

(a)  Market risk continued

(i)  Sensitivity analysis

The market risk of the Long Term Assets comprises the risk that the unit price of the funds in which the assets are invested will change during the next reporting period (effectively price risk). A sensitivity analysis for the key types of market risk that apply to the investments of the funds has been undertaken by QIC. QIC has provided a range of reasonably possible changes in key risk variables including the ASX 200, the MSCI World ex Australia Equities Index, the RBA official cash rate and a large number of currencies.

Based on these changes to key risk variables, and applying a range of valuation methodologies, a reasonably possible change in profit and equity on applicable investments held at 30 June is as follows:

	2014 CHANGE		2014 PROFIT/EQUITY		2013 CHANGE		2013 PROFIT/EQUITY

	LOW	HIGH	DECREASE $000	INCREASE $000	LOW	HIGH	DECREASE $000	INCREASE $000

Equities	-19%	21%	(956 965)	1 042 900	-18%	20%	(991 019)	1 058 644

Diversified alternatives	-19%	20%	(1 148 342)	1 214 763	-20%	21%	(949 279)	999 907

Infrastructure	-11%	11%	(868 197)	877 636	-11%	11%	(701 638)	714 615

Private equities	-16%	17%	(296 750)	325 170	-16%	16%	(231 117)	239 624

Real estate	-9%	9%	(173 010)	183 288	-5%	6%	(77 462)	95 851

Cash and fixed interest (1)	-13%	12%	(1 343 540)	1 227 686	-13%	12%	(1 338 766)	1 250 336

			(4 786 804)	4 871 443			(4 289 281)	4 358 977

(1)	Cash and fixed interest includes exposure to interest rate and foreign currency sensitivity, including interest rate and inflation overlays on hedging instruments.

(b)  Liquidity risk

No external cashflows are generated from the Long Term Assets as deposits and withdrawals from the fixed rate notes result in a corresponding change in the investment held and do not expose QTC to liquidity risk arising from these daily movements. Interest on the fixed rate notes and distributions and fees on the Long Term Assets are capitalised.

The fixed rate notes provided to the State Government in exchange for the Long Term Assets have a term of 50 years. Due to the long term nature of this arrangement, no liquidity risk has been identified.

QUEENSLAND TREASURY CORPORATION     ANNUAL REPORT 2013–14      47

NOTES TO AND FORMING PART OF THE FINANCIAL STATEMENTS

FOR THE YEAR ENDED 30 JUNE 2014

20	FAIR VALUE HIERARCHY

Financial instruments measured at fair value have been classified in accordance with the hierarchy described in AASB 13 Fair Value Measurement. The fair value hierarchy is categorised into three levels based on the observability of the inputs used.

Level 1 – quoted prices (unadjusted) in active markets that QTC can access at measurement date for identical assets and liabilities.

Level 2 – inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly.

Level 3 – inputs for the asset or liability that are not based on observable market data (unobservable inputs).

All financial instruments at fair value through profit or loss are valued by reference to either quoted market prices or observable inputs with no significant adjustments applied to instruments held and therefore no financial instruments at fair value through profit or loss are classified under Level 3.

Financial instruments classified as Level 1 consist primarily of short-term and tradable bank deposits and Commonwealth and semi-government bonds where an active market has been established. Financial instruments classified as Level 2 include non-actively traded corporate and semi-government bonds (including the QTC 2033 bond and the Capital Indexed bond), certain money market securities (commercial paper and promissory notes) and all derivatives. QTC’s onlendings and client deposits are included under Level 2.

Classification of instruments into fair value hierarchy levels is reviewed semi-annually and where there has been a significant change to the valuation inputs and a transfer is deemed to occur, this is effected at the end of the relevant reporting period. There were no transfers between Level 1 and Level 2 during the year ended 30 June 2014.

The principal inputs to determine the valuation of financial instruments are discussed below:

▪	Interest rates – these are principally benchmark interest rates such as interbank rates and quoted interest rates in the swap, bond and futures markets. QTC applies mid-market pricing as a practical and consistent expedient for fair value measurements within the bid-ask spread.

▪	Counterparty credit spreads – adjustments are made to market prices for changes in the credit worthiness of the counterparty.

▪	Interest rate and foreign currency swaps – there are observable markets for both spot and forward contracts.

▪	Cross currency swaps – these instruments are typically held to maturity and valued using the original trading margin to the swap curve.

▪	Investments in unit trusts (Long Term Assets) – Units in trust funds are valued by QIC using fair value methodologies and adjusted for fees outstanding. QIC reports the net asset value based on the hard close unit price at measurement date.

AS AT 30 JUNE 2014	QUOTED PRICES LEVEL 1 $000	OBSERVABLE INPUTS LEVEL 2 $000	TOTAL $000

CAPITAL MARKETS OPERATIONS

Financial assets

Onlendings	-	85 609 405	85 609 405

Money market deposits	2 674 416	-	2 674 416

Discount securities	4 711 814	26 376	4 738 190

Commonwealth and state securities	1 151 874	-	1 151 874

Floating rate notes	4 103 789	1 829	4 105 618

Term deposits	-	729 476	729 476

Other investments	327 315	972 012	1 299 327

Total financial assets	12 969 208	87 339 098	100 308 306

Financial liabilities

Treasury notes	-	2 152 166	2 152 166

Commercial paper	-	2 223 522	2 223 522

AUD Bonds	81 219 568	1 903 790	83 123 358

Floating rate notes	-	4 433 159	4 433 159

Global AUD Bonds	766 982	-	766 982

Medium-term notes	-	1 104 502	1 104 502

Client deposits	-	4 456 718	4 456 718

Collateral held	-	73 196	73 196

Repurchase agreements	-	948 028	948 028

Other interest bearing liabilities	-	223 191	223 191

Total financial liabilities	81 986 550	17 518 272	99 504 822

Derivative financial assets and liabilities

Interest rate swaps	-	(135 154)	(135 154)

Cross currency swaps	-	68 817	68 817

Forward rate agreements	-	38 704	38 704

Foreign exchange contracts	-	(64 651)	(64 651)

Total derivatives (net)	-	(92 284)	(92 284)

LONG TERM ASSETS

Financial assets

Investments in unit trusts – QIC	-	33 431 249	33 431 249

48      QUEENSLAND TREASURY CORPORATION     ANNUAL REPORT 2013–14

NOTES TO AND FORMING PART OF THE FINANCIAL STATEMENTS

FOR THE YEAR ENDED 30 JUNE 2014

20	FAIR VALUE HIERARCHY CONTINUED

AS AT 30 JUNE 2013	QUOTED PRICES LEVEL 1 $000	OBSERVABLE INPUTS LEVEL 2 $000	TOTAL $000

CAPITAL MARKETS OPERATIONS

Financial assets

Onlendings	-	79 118 832	79 118 832

Money market deposits	1 717 477	-	1 717 477

Discount securities	7 616 756	126 947	7 743 703

Commonwealth and state securities	3 642 350	-	3 642 350

Floating rate notes	4 312 641	1 528	4 314 169

Term deposits	-	552 626	552 626

Other investments	125 102	2 098 619	2 223 721

Total financial assets	17 414 326	81 898 552	99 312 878

Financial liabilities

Treasury notes	-	1 237 105	1 237 105

Commercial paper	-	4 013 185	4 013 185

AUD Bonds	83 529 812	1 637 925	85 167 737

Global AUD Bonds	1 263 077	-	1 263 077

Medium-term notes	-	1 056 418	1 056 418

Floating rate notes	-	350 884	350 884

Client deposits	-	4 501 397	4 501 397

Collateral held	-	552 721	552 721

Repurchase agreements	-	1 073 577	1 073 577

Other interest bearing liabilities	-	186 182	186 182

Total financial liabilities	84 792 889	14 609 394	99 402 283

Derivative assets and derivative liabilities

Interest rate swaps	-	97 963	97 963

Cross currency swaps	-	19 815	19 815

Forward rate agreements	-	86 378	86 378

Foreign exchange contracts	-	416 579	416 579

Total derivatives (net)	-	620 735	620 735

LONG TERM ASSETS

Financial assets

Investments in unit trusts - QIC	-	29 767 721	29 767 721

21	CONCENTRATIONS OF BORROWINGS AND DEPOSITS

There are no material concentrations of borrowings as these funds are raised from diversified sources through various facilities disclosed under funding facilities in note 25. Managed fund depositors are principally Queensland Government sector entities. These deposits are invested in either QTC’s Cash Fund or Working Capital Facility (11AM Fund) which have a large core of liquid investments. QTC maintains regular contact with these depositors and therefore has a good knowledge of their forecast liquidity requirements.

Deposits for stock lending and repurchase agreements are invested in the Working Capital Facility (11AM Fund) which can be liquidated daily at no cost.

QUEENSLAND TREASURY CORPORATION     ANNUAL REPORT 2013–14      49

NOTES TO AND FORMING PART OF THE FINANCIAL STATEMENTS

FOR THE YEAR ENDED 30 JUNE 2014

22	CONTINGENT LIABILITIES

The following contingent liabilities existed at balance date:

▪	With regard to certain cross border lease transactions, QTC has assumed responsibility for a significant portion of the transaction risk. If certain events occur, QTC could be liable to make additional payments under the transactions. However external advice and history to date indicate the likelihood of these events occurring is remote. In addition, QTC has provided certain guarantees and indemnities to various participants in the cross border lease transactions. Expert external advisors consider, that unless exceptional and extreme circumstances arise, QTC will not be required to make a significant payment under these guarantees and indemnities.

▪	QTC has provided guarantees relating to the trading activities of Ergon Energy, a Queensland Government owned corporation, to the value of $102 million (2013 $149 million) which are supported by a counter indemnity.

▪	QTC has provided guarantees to the value of $345 million (2013 $192 million) to support the commercial activities of various Queensland public sector entities. In each case, a counter indemnity has been obtained by QTC from the appropriate public sector entity.

▪	QTC can lend stock to support the liquidity of QTC bonds in the financial markets. At 30 June 2014 and 30 June 2013, no QTC inscribed stock was lent to other financial institutions.

23	LEASES

LEASE COMMITMENTS - QTC AS LESSEE

QTC has entered into the following commercial leases:

▪	123 Albert Street, Brisbane, for a period of seven years, with an option to surrender the lease on 1 April 2016 or 1 April 2018. Lease payments include a 4 per cent per annum escalation factor, and

▪	2 Cycas Lane, Eagle Farm, for a period of four years with an option to extend for an additional year. The initial four year term included a six month rent free period to be taken at the start of the lease.

The future minimum rentals payable under non-cancellable operating leases as at 30 June are as follows:

	2014 $000	2013 $000

Leases payable

Not longer than 1 year	3 430	3 314

Longer than 1 year but not longer than 5 years *	2 855	6 285

	6 285	9 599

* Excludes any payments due on early surrender of the lease.

LEASING ARRANGEMENTS – QTC AS LESSOR

Operating leases

QTC has entered into operating leases as lessor under the whole of government lease facility which consists mainly of buses and ferries. These non-cancellable leases have remaining terms of between 1 and 10 years.

Future minimum rentals receivable under non-cancellable operating leases as at 30 June are as follows:

	2014 $000	2013 $000

Leases receivable

Not longer than 1 year	50 679	51 923

Longer than 1 year but not longer than 5 years	135 855	166 340

Longer than 5 years	14 802	34 829

	201 336	253 092

Finance lease

QTC has entered into two leasing arrangements to lease bus depots to a public sector entity. The minimum lease term under both arrangements is 25 years with the second including an option to extend.

Finance charges include interest and fees associated with the leases. The leases are non-cancellable.

Details of the minimum rental receivable under the finance leases are as follows:

	2014 $000	2013 $000

Lease receivable

Not longer than 1 year	6 816	3 242

Longer than 1 year but not longer than 5 years	34 158	14 141

Longer than 5 years	203 183	80 737

	244 157	98 120

Less amounts representing finance charges	(126 591)	(52 405)

	117 566	45 715

The present values of finance lease receivables are as follows:

	2014 $000	2013 $000

Lease receivable

Not longer than 1 year (1)	6 515	3 099

Longer than 1 year but not longer than 5 years	27 845	11 284

Longer than 5 years	83 206	31 332

	117 566	45 715

(1)	A component of lease receivables is capitalised until 11 September 2014.

50      QUEENSLAND TREASURY CORPORATION     ANNUAL REPORT 2013–14

NOTES TO AND FORMING PART OF THE FINANCIAL STATEMENTS

FOR THE YEAR ENDED 30 JUNE 2014

24	COMMITMENTS

FORWARD STARTING FIXED RATE LOAN COMMITMENTS

QTC has entered into fixed rate loan agreements with certain clients to lock in interest rates on all or part of future borrowing requirements.

QTC’s future borrowing commitments and the period in which funds are to be onlent are as follows:

	2014 $000	2013 $000

Not longer than 1 year	690 000	1 143 782

Longer than 1 year but not longer than 5 years	-	690 000

	690 000	1 833 782

OTHER COMMITMENTS

QTC entered into an arrangement to purchase and construct a bus depot that is leased to a public sector entity over a 25 year term. The lease commenced in 2013-14 and is for a 25 year term (refer note 23).

In the prior financial year, QTC’s commitments under this construction arrangement were as follows:

	2014 $000	2013 $000

Not longer than 1 year	-	9 289

	-	9 289

25	FUNDING FACILITIES

FACILITY	SIZE $M	MATURITIES#	CURRENCY	FACE VALUE ON ISSUE AUD M 2014	FACE VALUE ON ISSUE AUD M 2013

Short term

Domestic T-Notes	Unlimited	7-365 days	AUD	2 164	1 243

Euro CP	USD10 000	1-364 days	Multicurrency	1 573	2 004

US CP	USD10 000	1-270 days	USD	752	2 011

Long term

AUD Bond	Unlimited	12 benchmark lines 2014-2025	AUD	64 928	60 999

		4 AGG* lines 2015-2021	AUD	8 916	15 972

		1 non-benchmark line 2033	AUD	800	725

		Capital indexed bond 2030	AUD	834	811

		Floating rate notes 2014-2017	AUD	4 422	350

Global AUD Bond	AUD20 000	2 AGG* lines 2015-2017	AUD	703	1 169

Euro MTN	USD10 000	Various	Multicurrency	1 101	1 027

US MTN	USD10 000	Various	Multicurrency	-	-

*AGG – Australian Government Guarantee

# maturities relate to current lines at 30 June 2014

QUEENSLAND TREASURY CORPORATION     ANNUAL REPORT 2013–14      51

NOTES TO AND FORMING PART OF THE FINANCIAL STATEMENTS

FOR THE YEAR ENDED 30 JUNE 2014

26	RELATED PARTY TRANSACTIONS

A related party is one that controls, or is controlled by, or under common control with the entity.

(a)  Ultimate controlling entity

The immediate controlling entity and ultimate controlling entity is the

Under Treasurer of Queensland as the Corporation Sole of QTC.

(b)  Key management personnel

Disclosures relating to key management personnel are set out in note 27.

(c)  Investments in associates and other companies

Details of investments in associates and other companies are set out in notes 29 and 30.

(d)  Transactions with related parties

Transactions undertaken with related parties during the year include loans issued to public sector entities (refer note 11), the investment of cash surpluses (refer note 15), advisory, banking and company secretarial services. These transactions were in the normal course of business and on commercial terms and conditions. They exclude certain advisory and other services provided to Queensland Treasury and Trade, its associated companies and other related parties at no charge.

QTC may from time to time indirectly hold a small amount of investments in QTC Bonds via its investments in unit trusts managed by QIC. QTC does not have direct legal ownership of these assets and therefore no adjustment has been made in the financial statements.

The nature and amount of any individually significant transactions with principal related parties are disclosed below.

All loans to Queensland Treasury Holdings Pty Ltd (QTH) have been fully repaid at balance date. Details of loans held during the financial year are as follows:

▪	a loan to purchase the rights to licence fees receivable. The loan was fully repaid during the year (2013 market value $153.705 million). Repayments of $167.353 million (2013 $0.011 million) were made during the year. Interest and fees charged totalled $13.648 million (2013 $5.660 million).

QTC has interests in other government related entities through various shareholdings. These entities hold deposits (refer note 15) and loans (refer note 11) with QTC that are provided on an arm’s length basis and are subject to QTC’s normal terms and conditions.

27	KEY MANAGEMENT PERSONNEL

Key management personnel are defined as those persons having authority and responsibility for planning, directing and controlling the activities of QTC, being members of the Board and the Executive Management Team.

(a)  QTC’s Boards

QTC has designated its powers to its two boards, the Capital Markets Board and the Long Term Asset Advisory Board. Both boards are appointed by the Governor-in-Council, pursuant to section 10(2) of the Queensland Treasury Corporation Act 1988.

(b)  Executive management

Executive management are those officers who are members of the Executive Management Team involved in the strategic direction, general management and control of the major activities of the business at an organisational level.

(c)  Remuneration principles

Directors – Capital Markets Board

The process for reviewing Board remuneration requires any increase in the Board’s remuneration to be approved by the Treasurer and endorsed by Cabinet. Remuneration was last increased effective 1 July 2012.

Directors – Long Term Asset Advisory Board

No remuneration is payable to the directors of the Long Term Asset Advisory Board.

Executives and employees

QTC employees (including executive management) are employed on individual contracts and are appointed pursuant to the Queensland Treasury Corporation Act 1988.

QTC seeks to attract and retain quality employees with a range of skills and competencies critical to the ongoing success of QTC and the achievement of business strategy and objectives. QTC’s remuneration framework has been developed as part of an attraction and retention strategy and a mechanism to drive superior organisational performance. Further, the framework ensures rigor in pay outcomes appropriate to the (financial institutions) market and environment in which QTC operates and contributes to employee engagement.

The remuneration framework comprises both fixed and variable remuneration (in the form of an annual short-term incentive (STI) opportunity) which are approved by the QTC Board annually.

Fixed remuneration

The fixed remuneration of each QTC employee is reviewed in July each year and is benchmarked against remuneration data from the Financial Institutions Remuneration Group (FIRG). Fixed remuneration levels are set around the FIRG market median position, and experience, skills and performance are considered when determining the remuneration level of each employee.

Variable remuneration - short-term incentives

QTC’s variable remuneration framework provides an annual short-term incentive opportunity for eligible employees, aligned to financial year performance.

This opportunity is designed to differentiate and reward outstanding organisational, group and individual performance, and to align performance at these levels with incentive outcomes. It also aims to ensure market competitiveness, with ‘target’ STI outcomes aligned to the conservative market position and approved at Board level each year. For the 2013-14 year, STI payments will be made to eligible staff in September.

52      QUEENSLAND TREASURY CORPORATION     ANNUAL REPORT 2013–14

NOTES TO AND FORMING PART OF THE FINANCIAL STATEMENTS

FOR THE YEAR ENDED 30 JUNE 2014

27	KEY MANAGEMENT PERSONNEL CONTINUED

(d)  Remuneration by category

	2014 $	2013 $

CAPITAL MARKETS OPERATIONS

Directors

Short-term employment benefits (1)	373 543	364 395

Post-employment benefits (4)	17 690	19 095

Total	391 233	383 490

Executive management

Short-term employment benefits (2)	2 707 336	2 642 901

Long-term employment benefits (3)	54 777	-

Post-employment benefits (4)	99 355	90 900

Total	2 861 468	2 733 801

(1)	Directors’ short-term benefits include board members’ fees, and in relation to the Chairman, also includes the provision of a car park.

(2)	Executive management personnel’s short-term benefits include wages, annual leave taken, short-term incentives and non-monetary benefits such as car parks and motor vehicle benefits and for the prior financial year, long-service leave.

(3)	Long-term employment benefits relates to long-service leave from 1 July 2013.

(4)	Post-employment benefits include superannuation contributions made by the Corporation.

(i)  Directors

Details of the nature and amount of each major element of the remuneration are as follows:

	SHORT-TERM EMPLOYMENT BENEFITS		POST-EMPLOYMENT BENEFITS		TOTAL

	2014 $	2013 $	2014 $	2013 $	2014 $	2013 $

Gerard Bradley - Chairman	117 985	117 670	10 303	10 110	128 288	127 780

Alex Beavers - Deputy Chairman	41 425	41 431	-	-	41 425	41 431

Stephen Bizzell (1)	44 273	15 480	-	-	44 273	15 480

Gillian Brown	40 209	40 209	3 719	3 619	43 928	43 828

Tonianne Dwyer (1)	39 657	14 460	3 668	1 302	43 325	15 762

Neville Ide (2)	46 950	46 947	-	-	46 950	46 947

Marian Micalizzi (3)	-	22 577	-	2 032	-	24 609

Bill Shields	43 044	43 044	-	-	43 044	43 044

Shauna Tomkins (3)	-	22 577	-	2 032	-	24 609

Total	373 543	364 395	17 690	19 095	391 233	383 490

(1)	Appointed 14 February 2013

(2)	Resigned 30 June 2014

(3)	Resigned 31 January 2013

QUEENSLAND TREASURY CORPORATION     ANNUAL REPORT 2013–14      53

NOTES TO AND FORMING PART OF THE FINANCIAL STATEMENTS

FOR THE YEAR ENDED 30 JUNE 2014

27	KEY MANAGEMENT PERSONNEL CONTINUED

(ii)  Executive management

Details of the nature and amount of each major element of the remuneration of the executive management personnel are as follows:

	SHORT-TERM EMPLOYMENT BENEFITS (1)		POST- EMPLOYMENT BENEFITS	LONG-TERM BENEFITS	TOTAL

	BASE $	NON- MONETARY $	$	$	$

30 JUNE 2014

Chief Executive	594 041	18 581	17 714	15 562	645 898

Chief Operating Officer	294 918	8 519	26 131	8 346	337 914

Executive General Manager, Funding & Markets	427 537	8 519	17 714	11 294	465 064

Executive General Manager, Client Services	285 879	8 519	17 714	7 826	319 938

Executive General Manager, Business Services (2)	119 219	7 370	7 619	7 826	142 034

Acting Executive General Manager, Business Services (3)	134 487	4 992	12 463	3 923	155 865

(1)	Exclude at-risk performance payments

(2)	To 4 December 2013

(3)	Appointed on 4 December 2013

	SHORT-TERM EMPLOYMENT BENEFITS (1)		POST- EMPLOYMENT BENEFITS	LONG-TERM BENEFITS	TOTAL

30 JUNE 2013

Chief Executive	575 939	22 744	16 360	-	615 043

Chief Operating Officer	279 291	8 305	24 133	-	311 729

Executive General Manager, Funding & Markets	414 174	8 305	17 793	-	440 272

Executive General Manager, Client Services	265 713	8 305	16 227	-	290 245

Executive General Manager, Business Services	266 054	13 901	16 387	-	296 342

(1)	Exclude at-risk performance payments

(iii) At-risk performance payments

The aggregate at-risk performance payments to all key executive management personnel are as follows:

YEAR OF ASSESSMENT

	2014 $	2013 $

Executive management	794 755	780 170

(e)  Other transactions

There were no loans to/from key management personnel during the financial year.

28	AUDITOR’S REMUNERATION

The external auditor (Auditor-General of Queensland) does not provide any consulting services to QTC. Details of amounts paid or payable to the auditor of QTC (GST exclusive) are shown below:

	2014 $	2013 $

AUDIT SERVICES

Audit of QTC	375 000	375 000

54      QUEENSLAND TREASURY CORPORATION     ANNUAL REPORT 2013–14

NOTES TO AND FORMING PART OF THE FINANCIAL STATEMENTS

FOR THE YEAR ENDED 30 JUNE 2014

29	INVESTMENT IN JOINT VENTURE ENTITY

ENTITY	PRINCIPAL ACTIVITIES	ORDINARY SHARE OWNERSHIP INTEREST		INVESTMENT CARRYING AMOUNT

		2014	2013	2014	2013

Local Government Infrastructure Services Pty Ltd	Provides assistance to Queensland local governments in relation to infrastructure procurement	50%*	50%	-	50%

*shares sold 1 July 2014

RESULTS OF JOINT VENTURE ENTITY

Summarised financial information of jointly controlled entity:

	2014 $000	2013 $000

STATEMENT OF COMPREHENSIVE INCOME

Revenues	5 314	9 743

Expenses	(5 594)	(8 701)

(Loss)/profit for the year	(280)	1 042

BALANCE SHEET

Current assets	2 680	13 253

Non-current assets	128	-

Total assets	2 808	13 253

Current liabilities	796	10 961

Total liabilities	796	10 961

Net assets	2 012	2 292

QTC’s share of the joint venture entity’s results and retained profits, including movements in the carrying amount of the investment consists of:

	2014 $000	2013 $000

SHARE OF POST-ACQUISITION RETAINED PROFITS

Share of retained profits at 1 July	1 307	1 277

Share of net (loss)/profit	(140)	521

Dividend received	(261)	(491)

Share of retained profits at 30 June	906	1 307

Write-down of carrying value of investment (1)	(1 006)	-

(Loss)/profit on investment	(100)	1 307

MOVEMENTS IN CARRYING AMOUNT OF INVESTMENT

Carrying amount at 1 July	1 407	1 377

Share of net (loss)/profit	(140)	521

Dividends received	(261)	(491)

Writedown of carrying value of investment (1)	(1 006)	-

Carrying amount at 30 June	-	1 407

(1)	QTC’s 50% equity holdings in LGIS was transferred to LGAQ on 1 July 2014 at nominal consideration. The investment value has been written down to its recoverable value at 30 June 2014.

QUEENSLAND TREASURY CORPORATION     ANNUAL REPORT 2013–14      55

NOTES TO AND FORMING PART OF THE FINANCIAL STATEMENTS

FOR THE YEAR ENDED 30 JUNE 2014

30	INVESTMENTS IN COMPANIES

Investments in the following companies are held at cost:

NAME	PRINCIPAL ACTIVITIES	BENEFICIAL INTEREST 2014%	VOTING RIGHTS 2014%	BENEFICIAL INTEREST 2013%	VOTING RIGHTS 2013%

Queensland Treasury Holdings Pty Ltd (QTH)	Holding company for a number of subsidiaries and strategic investments on behalf of the State of Queensland	40	24	40	24

Queensland Lottery Corporation Pty Ltd (1)	Holds the lottery licence and trade marks on behalf of the State of Queensland	40	24	40	24

DBCT Holdings Pty Ltd (1)	Owns & leases bulk coal port facilities in North Queensland	40	24	40	24

Queensland Airport Holdings (Mackay) Pty Ltd (1)	Owns the land for Mackay airport which it has leased under a 99 year lease arrangement	40	24	40	24

Queensland Airport Holdings (Cairns) Pty Ltd (1)	Owns the land for Cairns airport which it has leased under a 99 year lease arrangement	40	24	40	24

Brisbane Port Holdings Pty Ltd (1)	Holds the land for Brisbane Ports which it has leased under a 99 year lease arrangement	40	24	40	24

City North Infrastructure Pty Ltd (1, 2)	Manages the procurement of the Airport Link and Northern Busway projects	40	24	20	12

Sunshine Locos Pty Ltd (3)	Dormant	50	50	50	50

Network Infrastructure Pty Ltd (1)	Dormant	40	24	40	24

(1)	Beneficial interest and voting rights in the Company are held indirectly through QTC’s holdings in QTH.

(2)	Remaining shares were cancelled on 1 July 2013 increasing the beneficial interest to 40 per cent and voting rights to 24 per cent.

(3)	Sunshine Locos Pty Ltd has not been consolidated into these statements due to its immaterial and dormant status.

31	DIVIDENDS

QTC pays dividends to the Queensland Government from time to time. A dividend of $120.0 million was provided for during the year (2013 nil).

32	EVENTS SUBSEQUENT TO BALANCE DATE

There are no other matters or circumstances which have arisen since the end of the financial year that have significantly affected or may significantly affect the operations of QTC, the results of those operations or the state of affairs of QTC in future years.

56      QUEENSLAND TREASURY CORPORATION     ANNUAL REPORT 2013–14

CERTIFICATE OF THE QUEENSLAND TREASURY CORPORATION

The foregoing general purpose financial statements have been prepared in accordance with the Financial Accountability Act 2009 and other prescribed requirements.

The Directors draw attention to note 2(a) to the financial statements, which includes a statement of compliance with International Financial Reporting Standards.

We certify that in our opinion:

(i)	the prescribed requirements for establishing and keeping the accounts have been complied with in all material respects

(ii)	the foregoing annual financial statements have been drawn up so as to present a true and fair view of Queensland Treasury Corporation’s assets and liabilities, financial position and financial performance for the year ended 30 June 2014, and

(iii)	the management report includes a fair review of the information required under article 3(2)(c) of the Law of January 11, 2008 on transparency requirements for issuers of securities on the Luxembourg Stock Exchange.

Signed in accordance with a resolution of the directors.

G P BRADLEY	P C NOBLE
Chairman	Chief Executive

Brisbane

29 August 2014

QUEENSLAND TREASURY CORPORATION     ANNUAL REPORT 2013–14      57

INDEPENDENT AUDITOR’S REPORT

To the Capital Markets Board of Queensland Treasury Corporation

REPORT ON THE FINANCIAL REPORT

I have audited the accompanying financial report of Queensland Treasury Corporation, which comprises the balance sheet as at 30 June 2014, the statement of comprehensive income, statement of changes in equity and statement of cash flows for the year then ended, notes comprising a summary of significant accounting policies and other explanatory information, and certificates given by the Chairman and Chief Executive.

The Board’s Responsibility for the Financial Report

The Capital Markets Board (the Board), as delegated by the Corporation Sole, is responsible for the preparation of the financial report that gives a true and fair view in accordance with prescribed accounting requirements identified in the Financial Accountability Act 2009 and the Financial and Performance Management Standard 2009, including compliance with Australian Accounting Standards. The Board’s responsibility also includes such internal control as the Board determines is necessary to enable the preparation of the financial report that gives a true and fair view and is free from material misstatement, whether due to fraud or error. In Note 2(a), the Board also states, in accordance with Accounting Standard AASB 101 Presentation of Financial Statements, that the financial statements comply with International Financial Reporting Standards.

Auditor’s Responsibility

My responsibility is to express an opinion on the financial report based on the audit. The audit was conducted in accordance with the Auditor-General of Queensland Auditing Standards, which incorporate the Australian Auditing Standards. Those standards require compliance with relevant ethical requirements relating to audit engagements and that the audit is planned and performed to obtain reasonable assurance about whether the financial report is free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial report. The procedures selected depend on the auditor’s judgement, including the assessment of the risks of material misstatement of the financial report, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation of the financial report that gives a true and fair view in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control, other than in expressing an opinion on compliance with prescribed requirements. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by the Board, as well as evaluating the overall presentation of the financial report including any mandatory financial reporting requirements approved by the Treasurer for application in Queensland.

I believe that the audit evidence obtained is sufficient and appropriate to provide a basis for my audit opinion.

Independence

The Auditor-General Act 2009 promotes the independence of the Auditor-General and all authorised auditors. The Auditor-General is the auditor of all Queensland public sector entities and can be removed only by Parliament.

The Auditor-General may conduct an audit in any way considered appropriate and is not subject to direction by any person about the way in which audit powers are to be exercised. The Auditor-General has for the purposes of conducting an audit, access to all documents and property and can report to Parliament matters which in the Auditor-General’s opinion are significant.

58      QUEENSLAND TREASURY CORPORATION     ANNUAL REPORT 2013–14

Opinion

In accordance with s.40 of the Auditor-General Act 2009 –

(a)  I have received all the information and explanations which I have required; and

(b)  in my opinion –

(i)	the prescribed requirements in relation to the establishment and keeping of accounts have been complied with in all material respects; and

(ii)	the financial report presents a true and fair view, in accordance with the prescribed accounting standards, of the transactions of the Queensland Treasury Corporation for the financial year 1 July 2013 to 30 June 2014 and of the financial position as at the end of that year; and

(iii)	the financial report also complies with International Financial Reporting Standards as disclosed in Note 2(a).

OTHER MATTERS – ELECTRONIC PRESENTATION OF THE AUDITED FINANCIAL REPORT

Those viewing an electronic presentation of these financial statements should note that audit does not provide assurance on the integrity of the information presented electronically and does not provide an opinion on any information which may be hyperlinked to or from the financial statements. If users of the financial statements are concerned with the inherent risks arising from electronic presentation of information, they are advised to refer to the printed copy of the audited financial statements to confirm the accuracy of this electronically presented information.

A M GREAVES FCA FCPA
Auditor-General of Queensland	Queensland Audit Office
Brisbane

QUEENSLAND TREASURY CORPORATION     ANNUAL REPORT 2013–14      59

MANAGEMENT REPORT

FOR THE YEAR ENDED 30 JUNE 2014

REVIEW OF OPERATIONS

QTC made an operating profit after tax for the year ended 30 June 2014 of AUD3,247.2 million consisting of the following operating segment results:

▪  Capital Markets Operations

During the period from 1 July 2013 to 30 June 2014, QTC continued in its ordinary course of business as the State of Queensland’s central financing authority and corporate treasury services provider. The operating profit after tax for the year ended 30 June 2014 for the Capital Markets Operations segment was AUD119.2 million.

▪  Long Term Assets

QTC holds a portfolio of assets which were transferred to QTC by the State Government under an administrative arrangement. These assets are the investments of QTC’s Long Term Assets segment and were accumulated to fund superannuation and other long-term obligations of the State such as insurance and long service leave. In return, QTC issued to the State fixed rate notes which has resulted in the State receiving a fixed rate of return on the notes, while QTC bears the impact of fluctuations in the value and returns on the asset portfolio.

The operating profit after tax for the Long Term Assets segment was AUD3,128.0 million with all major asset classes of the portfolio delivering positive outcomes for the year.

PRINCIPAL RISKS AND UNCERTAINTIES

Financial market conditions were relatively benign in 2013-14. However, there is a risk that markets have become complacent about future risks and that the current environment, characterised by low volatility, will not persist. It is uncertain what may trigger a rise in volatility, when this might occur, and how substantial it might be. There is also uncertainty around policy settings returning to normal including when official interest rates are raised both globally and in Australia. It is possible actions by the Federal Reserve may be a catalyst for a rise in volatility which if it were to be the case, would make QTC’s funding task more difficult, at least relative to the past financial year. However, QTC has established a long track record of attracting investors and raising funds in a cost effective manner across a variety of market conditions and as such, any change in market conditions in this manner is not expected to materially impact on QTC’s performance or its ability to fund the State’s borrowing requirement in 2014-15.

60      QUEENSLAND TREASURY CORPORATION     ANNUAL REPORT 2013–14

Appendices

QUEENSLAND TREASURY CORPORATION     ANNUAL REPORT 2013–14      61

APPENDIX A

LOANS TO CLIENTS

Loans to clients	Total Debt Outstanding (Market Value) 30 June 2013 $000	Total Debt Outstanding (Market Value) 30 June 2014 $000

BODIES WITHIN THE PUBLIC ACCOUNTS

CITEC	15 516	8 643

Department of Education Training and Employment	65 869	62 569

Department of National Parks Recreation Sport and Racing	859	204

Department of Science Information Technology Innovation and Arts	6 390	6 370

Department of State Development Infrastructure and Planning	100 928	90 290

Department of the Premier and Cabinet	13 253	11 759

Department of Transport and Main Roads – Main Roads	1 009 027	936 367

Department of Transport and Main Roads – Queensland Transport	102 749	105 208

Public Works – Department of Housing and Public Works	19 018	16 939

QFleet	179 684	129 362

Queensland Health	93 738	82 830

Queensland Treasury and Trade	36 651 962	41 482 531

Total	38 258 994	42 933 073

COOPERATIVE HOUSING SOCIETIES

Cooperative Housing Societies	1 138	1 027

Total	1 138	1 027

GOVERNMENT OWNED CORPORATIONS

CS Energy Ltd	892 400	925 178

ENERGEX Limited	6 347 474	6 706 288

Ergon Energy Corporation Limited	5 317 572	5 396 157

Eungella Water Pipeline Pty Ltd	26 305	25 028

Gladstone Ports Corporation	500 167	507 053

North Queensland Bulk Ports Corporation Limited	69 613	69 622

Port of Townsville Limited	62 194	89 088

Powerlink	4 364 233	4 422 729

Stanwell Corporation Limited	852 847	639 161

SunWater	234 780	273 221

Total	18 667 584	19 053 525

LOCAL GOVERNMENTS

Balonne Shire Council	4 328	4 196

Banana Shire Council	13 713	13 127

Barcaldine Regional Council	3 201	3 034

Barcoo Shire Council	128	103

Blackall Tambo Regional Council	4 819	2 420

Brisbane City Council	2 296 355	2 917 889

Bulloo Shire Council	4 131	5 572

Bundaberg Regional Council	64 136	59 268

Burdekin Shire Council	7 687	8 110

Cairns Regional Council	100 399	98 405

Carpentaria Shire Council	5 219	5 211

Cassowary Coast Regional Council	27 666	25 850

Central Highlands Regional Council	59 263	59 659

Charters Towers Regional Council	173	86

62      QUEENSLAND TREASURY CORPORATION     ANNUAL REPORT 2013–14

APPENDIX A

LOANS TO CLIENTS CONTINUED

Loans to clients	Total Debt Outstanding (Market Value) 30 June 2013 $000	Total Debt Outstanding (Market Value) 30 June 2014 $000

LOCAL GOVERNMENTS CONTINUED

Cloncurry Shire Council	15 207	15 405

Cook Shire Council	4 153	5 038

Diamantina Shire Council	1 499	1 156

Douglas Shire Council	-	2 617

Etheridge Shire Council	1 924	1 402

Flinders Shire Council	-	1 004

Fraser Coast Regional Council	127 679	122 701

Gladstone Regional Council	190 416	190 813

Gold Coast City Council	841 216	882 090

Gympie Regional Council	28 021	28 212

Ipswich City Council	428 649	456 713

Isaac Regional Council	42 590	42 502

Kowanyama Aboriginal Council	-	2 019

Livingstone Shire Council	-	84 695

Local Government Association of Queensland	5 320	7 246

Lockyer Valley Regional Council	28 731	36 070

Logan City Council	204 952	247 183

Longreach Regional Council	8 234	9 034

Mackay Regional Council	247 108	262 600

Maranoa Regional Council	19 333	23 476

Mareeba Shire Council	-	6 523

McKinlay Shire Council	1 159	575

Moreton Bay Regional Council	418 364	446 535

Mount Isa City Council	28 564	33 869

Murweh Shire Council	4 707	4 040

Noosa Shire Council	-	48 056

North Burnett Regional Council	4 274	3 843

Northern Peninsula Area Regional Council	1 926	2 405

Paroo Shire Council	2 584	6 075

Redland City Council	69 305	66 724

Richmond Shire Council	1 013	439

Rockhampton Regional Council	253 549	171 244

Scenic Rim Regional Council	11 514	15 556

South Burnett Regional Council	13 529	38 076

Southern Downs Regional Council	30 583	35 149

Sunshine Coast Regional Council	282 365	249 224

Tablelands Regional Council	8 978	6 375

Toowoomba Regional Council	165 199	172 533

Torres Shire Council	1 844	1 580

Torres Strait Island Regional Council	510	476

Townsville City Council	393 473	388 311

Western Downs Regional Council	69 126	74 854

Whitsunday Regional Council	80 294	77 635

Winton Shire Council	3 407	3 373

Total	6 632 514	7 478 377

QUEENSLAND TREASURY CORPORATION     ANNUAL REPORT 2013–14      63

APPENDIX A

LOANS TO CLIENTS CONTINUED

Loans to clients	Total Debt Outstanding (Market Value) 30 June 2013 $000	Total Debt Outstanding (Market Value) 30 June 2014 $000

STATUTORY BODIES

Grammar schools

Brisbane Girls’ Grammar School	19 541	31 724

Brisbane Grammar School	12 676	11 196

Ipswich Girls Grammar School	22 971	22 661

Ipswich Grammar School	2 454	1 216

Rockhampton Girls Grammar School	4 324	4 279

Rockhampton Grammar School	12 186	20 344

Toowoomba Grammar School	8 186	7 652

Townsville Grammar School	16 423	15 436

Queensland Water Entities

Queensland Bulk Water Supply Authority	10 020 790	10 530 999

Queensland Urban Utilities	537 963	599 418

Unitywater	322 516	412 397

River Improvement Trusts

Pioneer River Improvement Trust	38	-

Universities

Griffith University	49 946	36 451

James Cook University	49 682	82 958

Queensland University of Technology	77 633	80 689

Sunshine Coast University	15 537	14 171

University of Southern Queensland	13 460	12 181

Water Boards

Avondale Water Board	88	-

Fernlee Water Authority	940	946

Gladstone Area Water Board	222 895	240 074

Glamorgan Vale Water Board	40	-

Grevillea Water Pty Ltd	162	159

Kelsey Creek Water Board	454	225

Mount Isa Water Board	2 579	4 880

Pioneer Valley Water Board	1 075	611

Riversdale-Murray Valley Management Board	36	-

Water Supply Boards

Bollon South Water Authority	551	482

Bollon West Water Authority	1 457	1 362

Ingie Water Authority	337	305

Other Statutory Bodies

Economic Development Queensland	68 862	57 616

Mt Gravatt Showgrounds Trust	33	-

National Trust of Queensland	817	-

Queensland Rail Limited	3 340 998	3 351 674

Queensland Rural Adjustments Authority	5 174	3 555

South Bank Corporation	25 591	13 673

Stadiums Queensland	121 248	121 233

Total	14 979 661	15 680 569

64      QUEENSLAND TREASURY CORPORATION     ANNUAL REPORT 2013–14

APPENDIX A

LOANS TO CLIENTS CONTINUED

Loans to clients	Total Debt Outstanding (Market Value) 30 June 2013 $000	Total Debt Outstanding (Market Value) 30 June 2014 $000

SUNCORP-METWAY LTD

Suncorp Metway Facility	1 138	856

Total	1 138	856

QTC RELATED ENTITIES

DBCT Holdings Pty Ltd	167 474	157 520

Queensland Treasury Holdings P/L	153 705	-

Total	321 179	157 520

OTHER BODIES

Aviation Australia Pty Ltd	2 094	1 895

Aspire Schools Financing Services	192 376	229 229

State Schools	3 246	2 548

Royal National Agricultural Industry Association of Queensland	59 150	71 028

Total	256 866	304 699

GRAND TOTAL	79 119 074	85 609 647

QUEENSLAND TREASURY CORPORATION     ANNUAL REPORT 2013–14      65

APPENDIX B

STATUTORY AND MANDATORY DISCLOSURES

QTC is required to make various disclosures in its Annual Report. QTC is also required to make various disclosures on the Queensland Government’s Open Data website (qld.gov.au/data) in lieu of inclusion in its Annual Report. This Appendix sets out those mandatory disclosure statements that are not included elsewhere in the report or made available on the Open Data website.

INFORMATION SYSTEMS AND RECORD KEEPING

During the year, QTC continued its compliance with the provisions of the Public Records Act 2002, and its implementation of the Information Standard 40: Recordkeeping and Information Standard 31: Retention and Disposal of Public Records.

QTC has continued its work with State Archives on the development of a QTC-specific Local Retention and Disposal Schedule, and provides training to staff in the appropriate management of public records in all formats, including email.

During the year, QTC’s record keeping systems and capabilities largely continued unchanged. QTC is investigating the procurement and implementation of an electronic document management system for implementation in the 2014-15 year.

PUBLIC SECTOR ETHICS ACT

QTC provides the following information pursuant to obligations under section 23 of the Public Sector Ethics Act 1994 (Qld) to report on action taken to comply with certain sections of the Act.

QTC employees are required to comply with QTC’s Code of Conduct for employees, which aligns with the ethics principles and values in the Public Sector Ethics Act 1994, as well as the Code of Ethics and Code of Conduct established by the Australian Financial Markets Association of which QTC is a member. Both codes are available to employees via QTC’s intranet. Copies of these codes can be inspected by contacting QTC’s Human Resources Group (see Appendix D for contact details). Appropriate education and training about the code of conduct has been provided to QTC staff.

QTC’s corporate governance policies and practices ensure that QTC:

▪	acts ethically, within appropriate law, policy and convention, and

▪	addresses the systems and processes necessary for the proper direction and management of its business and affairs.

QTC is committed to:

▪	observing high standards of integrity and fair-dealing in the conduct of its business, and

▪	acting with due care, diligence and skill.

QTC’s Compliance Policy requires that QTC and all employees comply with the letter and the spirit of all relevant laws and regulations, industry standards, and relevant government policies, as well as QTC’s own policies and procedures.

REMUNERATION: BOARD AND COMMITTEE

For the year ending 30 June 2014, the remuneration and committee fees of the QTC Capital Market Board members (excluding superannuation contributions and non-monetary benefits) were as follows:

BOARD		COMMITTEE

Chairperson	$100,527	Chairperson	$6,658

Member	$33,551	Member	$5,152

The total remuneration payments made to the members of the QTC Capital Market Board was $391,233 and the total on-costs (including travel, accommodation, and hiring of motor vehicles for the members) was $45,961.

No payments in relation to remuneration or on-costs (including travel, accommodation, and hiring of motor vehicles for the members) were made to members of the Long Term Asset Advisory Board in the year ending 30 June 2014.

RELATED ENTITIES

The related entities in Note 30 (except Sunshine Locos Pty Ltd) are consolidated into Queensland Treasury’s financial report.

66      QUEENSLAND TREASURY CORPORATION     ANNUAL REPORT 2013–14

APPENDIX C

GLOSSARY

Australian Government Guarantee (AGG): Also known as the Commonwealth Government Guarantee. In response to the global financial crisis, on 25 March 2009, the Australian Government provided a time-limited, voluntary guarantee over existing and new Australian state and territory government borrowing. On 16 June 2009, the Queensland Government took up the guarantee on all existing QTC AUD denominated benchmark bond lines (global and domestic) with a maturity date of between 12 months and 180 months (1-15 years). The RBA approved QTC’s application on 11 December 2009. The AGG was withdrawn for new borrowings after 31 December 2010.

Basis point: One hundredth of one per cent (0.01%).

Bond: A financial instrument where the borrower agrees to pay the investor a rate of interest for a fixed period of time. A typical bond will involve regular interest payments and a return of principal at maturity.

Commonwealth Government Guarantee (CGG): See Australian Government Guarantee above.

CP (commercial paper): A short-term money market instrument issued at a discount with the full face value repaid at maturity. CP can be issued in various currencies with a term to maturity of less than one year.

Credit rating: Measures a borrower’s creditworthiness and provides an international framework for comparing the credit quality of issuers and rated debt securities. Rating agencies allocate three kinds of ratings: issuer credit ratings, long-term debt and short-term debt. Issuer credit ratings are among the most widely watched. They measure the creditworthiness of the borrower including its capacity and willingness to meet financial obligations. QTC has a strong rating from two rating agencies—Standard & Poor’s, and Moody’s.

Distribution group: A group of financial intermediaries who market and make prices in QTC’s debt instruments.

GOC: Government-owned corporation.

Issue price: The price at which a new security is issued in the primary market.

Liquid: Markets or instruments are described as being liquid,

and having depth, if there are enough buyers and sellers to absorb sudden shifts in supply and demand without price distortions.

Market value: The price at which an instrument can be purchased or sold in the current market.

MTN (Medium-Term Note): A financial debt instrument that can be structured to meet an investor’s requirements in regards to interest rate basis, currency and maturity. MTNs usually have maturities between 9 months and 30 years.

QTC: Queensland Treasury Corporation.

RBA: Reserve Bank of Australia.

T-Note (Treasury Note): A short-term money market instrument issued at a discount with the full face value repaid at maturity. T-Notes are issued in Australian dollars with a term to maturity of less than 1 year.

QUEENSLAND TREASURY CORPORATION     ANNUAL REPORT 2013–14      67

APPENDIX D

CONTACTS

QUEENSLAND TREASURY CORPORATION

Level 6, 123 Albert Street
Brisbane Queensland Australia

GPO Box 1096
Brisbane Queensland
Australia 4001

Telephone:	+61 7 3842 4600
Facsimile:	+61 7 3221 4122
Email:	enquiry@qtc.com.au
Internet:	www.qtc.com.au

Queensland Treasury Corporation’s annual and half-yearly reports (ISSN 1837-1256 print; ISSN 1837-1264 online) are available on QTC’s website at www.qtc.com.au/qtc/public/annual-reports. If you would like a copy of a report posted to you, please call QTC’s Corporate Affairs group on +61 7 3842 4685.

If you would like to comment on a report, please complete the online enquiry form located on our website.

Telephone

Reception	+61 7 3842 4600

Executive Office	+61 7 3842 4611

Business Services	+61 7 3842 4872

Client Services	+61 7 3842 4901

Corporate Services	+61 7 3842 4833

Funding & Markets	+61 7 3842 4647

Strategic Alignment & Implementation	+61 7 3842 4736

Stock Registry (Link Market Services Ltd)	1800 777 166

QTC is committed to providing accessible services to Queensland residents from culturally and linguistically diverse backgrounds. If you have difficulty understanding this report, please contact QTC’s Corporate Affairs group on +61 7 3842 4685 and we will arrange for an interpreter to assist you.

68      QUEENSLAND TREASURY CORPORATION     ANNUAL REPORT 2013–14

APPENDIX D

CONTACTS CONTINUED

DEALER PANELS AS AT 30 JUNE 2014

Note: actual dealer entities may vary depending on the facility and location of the dealer.

DOMESTIC AND GLOBAL AUD BOND	Telephone
FACILITY DISTRIBUTION GROUP

Australia and New Zealand
Banking Group Ltd

Domestic (Australia)	+61 2 8037 0220

Global (London)	+44 203 229 2070

Bank of America Merrill Lynch

Domestic (Australia)	+61 2 9226 5570

Global (London)	+44 207 995 6750

BNP Paribas

Domestic (Australia)	+61 2 9025 5011

Global (London)	+44 207 595 8231

Citigroup Global Markets Australia Ltd

Domestic (Australia)	+61 2 8225 6450

Global (London)	+44 207 986 9521

Commonwealth Bank of Australia

Domestic (Australia)	+61 2 9117 0020

Global (London)	+44 207 329 6444

Deutsche Capital Markets Australia[1]

Domestic (Australia)	+61 2 8258 1444

Global (London)	+44 207 547 1931

HSBC

Domestic (Australia)	+61 2 9255 2059

Global (London)	+44 207 991 7662

JP Morgan

Domestic (Australia)	+61 2 9003 7988

Global (London)	+44 207 742 1829

National Australia Bank Ltd

Domestic (Australia)	+61 2 9295 1166

Global (London)	+44 207 796 4761

Nomura International Plc

Domestic (Australia)	+61 2 8062 8000

Global (London)	+44 207 103 6631

RBC Capital Markets

Domestic (Australia)	+61 2 9033 3222

Global (London)	+44 207 029 0094

TD Securities

Domestic (Singapore)	1800 646 497

Global (London)	+44 207 628 4334

UBS Investment Bank[2]

Domestic (Australia)	+61 2 9324 2222

Global (London)	+44 207 567 3645

Westpac Banking Corporation

Domestic (Australia)	+61 2 8204 2711

Global (London)	+44 207 7621 7620

PANEL MEMBERS	Telephone

QTC Treasury Note Facility Dealer Panel

Australia and New Zealand Banking Group Ltd	+61 2 8037 0360

Commonwealth Bank of Australia Ltd (Sydney)	+61 2 9117 0020

Deutsche Bank AG (Sydney)	+61 2 8258 2288

National Australia Bank Ltd (Sydney)	+61 2 9295 1133

Westpac Banking Corporation Ltd (Sydney)	+61 2 8204 2744

US Commercial Paper Facility Dealer Panel

Bank of America Merrill Lynch	+1 646 855 6333

Citigroup Global Markets Inc (New York)	+1 212 723 6252

Deutsche Bank Securities (New York)	+1 212 250 7179

UBS Securities	+1 203 719 7014

Multicurrency Euro Commercial Paper Facility Dealer Panel

Bank of America Merrill Lynch	+44 207 996 8904

Barclays Bank Plc (London)	+44 207 773 7863

Citigroup International Plc (Hong Kong)[3]	+852 2501 2974

Commonwealth Bank of Australia	+61 2 9117 0047

Deutsche Bank AG (Singapore)	+65 6883 0808

National Australia Bank Limited (Hong Kong and London)	+852 2526 5892

UBS Ltd (London)	+44 207 329 0203

Multicurrency Euro Medium-Term Note Facility Dealer Panel[4]

Includes all Domestic and Global AUD Bond Facility Distribution Group

Multicurrency US Medium-Term Note Facility Dealer Panel

Australia and New Zealand Banking Group Limited	+1 212 801 9160

Bank of America Merrill Lynch	+1 646 855 8032

BNP Paribas	+1 212 471 8240

Citigroup (New York)	+1 212 723 6171

Commonwealth Bank of Australia	+44 207 329 6444

Daiwa Capital Markets Europe Limited	+61 3 9916 1313

Deutsche Bank Securities Inc (New York)[3]	+1 212 250 6801

HSBC	+1 212 525 4688

JP Morgan	+1 212 834 4533

National Australia Bank (New York)	+1 212 916 9677

RBC Capital Markets (New York)	+1 212 858 8343

TD Securities	+1 212 827 7199

UBS Investment Bank	+1 203 719 1830

1   Lead Manager – United States

2   Lead Manager – Europe

3   Lead Arranger

4   Lead Arranger – UBS Ltd (London)

QUEENSLAND TREASURY CORPORATION     ANNUAL REPORT 2013–14      69

APPENDIX D

CONTACTS CONTINUED

ISSUING AND PAYING AGENTS

	Contact	Telephone	Facsimile	Email

AUD Treasury Notes	Help Desk	1300 362 257	+61 2 9256 0456	cad@asx.com.au
Austraclear Services Ltd Sydney

AUD Domestic Bonds	Markings/Transfers	+61 2 8571 6488	+61 2 9287 0315	qtcops@linkmarketservices.com.au
Link Market Services Ltd

AUD Global Bonds	Client Services	1 800 735 7777	+1 615 866 3887	dwac.processing@db.com
Deutsche Bank Trust		Option #5
Company Americas

Euro Commercial Paper	Client Services	+44 207 545 8000	+44 207 547 6149	tss-gds.row@db.com
Deutsche Bank AG, London

US Commercial Paper	Client Services	+1 866 770 0355	+1 732 578 2655	mmi.operations@db.com
Deutsche Bank Trust
Company Americas

Euro Medium-Term Notes	Client Services	+44 207 545 8000	+44 207 547 6149	tss-gds.row@db.com
Deutsche Bank AG, London

US Medium-Term Notes	Client Services	+1 866 797 2808	+1 212 461 4450	mtn.operations@db.com
Deutsche Bank Trust
Company Americas

70      QUEENSLAND TREASURY CORPORATION     ANNUAL REPORT 2013–14

QUEENSLAND TREASURY CORPORATION     ANNUAL REPORT 2013–14      71

Level 6 123 Albert Street Brisbane

GPO Box 1096 Brisbane

Queensland Australia 4001

Telephone: +61 7 3842 4600

Facsimile:   +61 7 3221 4122

www.qtc.com.au

© Queensland Treasury Corporation 2014